EXHIBIT 4.30
                                                                    ------------


                            ASSET PURCHASE AGREEMENT

                                  by and among

                     EXFO ELECTRO OPTICAL ENGINEERING Inc.,

                         EXFO GNUBI PRODUCTS GROUP Inc.,

                           GNUBI COMMUNICATIONS, L.P.,

                   GNUBI COMMUNICATIONS general partner, llc,

                   GNUBI COMMUNICATIONS limited partner, llc,

                           GNUBI COMMUNICATIONS, INC.,

                             VOTING TRUST CREATED BY
       THE IRREVOCABLE VOTING TRUST AGREEMENT AMONG CAROL ABRAHAM BOLTON,
                       PAUL ABRAHAM AND JAMES RAY STEVENS,

                              JAMES RAY STEVENS and

                                 DANIEL J. ERNST

                             Dated September 5, 2002



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                                TABLE OF CONTENTS

ARTICLE I     Definitions and Usage............................................1
      1.1     Definitions......................................................1
      1.2     Usage...........................................................11
ARTICLE II    Sale and Transfer of Assets; Closing............................12
      2.1     Assets to be Sold...............................................12
      2.2     Excluded Assets.................................................13
      2.3     Consideration...................................................13
      2.4     Liabilities.....................................................14
      2.5     Adjustments to Purchase Price for Ad Valorem Taxes..............16
      2.6     Allocation......................................................16
      2.7     Closing.........................................................16
      2.8     Closing Obligations.............................................16
ARTICLE III   Representations and Warranties of Selling Parties...............18
      3.1     Organization, Good Standing; Authority; Enforceability..........19
      3.2     No Conflict.....................................................19
      3.3     Financial Statements............................................19
      3.4     Books and Records...............................................20
      3.5     Sufficiency of Assets...........................................20
      3.6     Title to Assets; Encumbrances...................................20
      3.7     Inventories.....................................................21
      3.8     Product Warranties..............................................21
      3.9     Condition of Facilities; Personal Property......................21
      3.10    No Undisclosed Liabilities......................................21
      3.11    Taxes...........................................................21
      3.12    No Material Adverse Change......................................22
      3.13    Employee Benefits...............................................22
      3.14    Compliance With Legal Requirements; Governmental
                 Authorizations and Consents..................................23
      3.15    Legal Proceedings; Orders.......................................24
      3.16    Absence of Certain Changes and Events...........................24
      3.17    Contracts; No Defaults..........................................25
      3.18    Insurance.......................................................26
      3.19    Environmental Matters...........................................26
      3.20    Employees.......................................................26
      3.21    Intellectual Property Rights....................................27
      3.22    Ownership; Relationships With Related Persons...................29
      3.23    Brokers, Finders or Financial Advisors..........................30
      3.24    Securities Law Matters..........................................30
      3.25    Solvency........................................................31
      3.26    Capital Expenditures............................................31
      3.27    Foreign Corrupt Practices Act...................................31
      3.28    Budget..........................................................32
      3.29    Accounts Receivable.............................................32
      3.30    Disclosure......................................................32
ARTICLE IV    Representations and Warranties of Buyer and Buyer Parent........33
      4.1     Organization, Good Standing and Qualifications..................33
      4.2     Authority; No Conflict..........................................33
      4.3     Authorization for Buyer Shares..................................34
      4.4     Canadian Documents..............................................34


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      4.5     Brokers, Finders or Financial Advisors..........................34
ARTICLE V     Pre-Closing Covenants of the Parties............................34
      5.1     Conduct of Business by Seller...................................34
      5.2     Public Announcements............................................36
      5.3     Non-Solicitation; Non-Negotiation...............................36
      5.4     Access to Information, Due Diligence Investigation;
                 Confidentiality..............................................36
      5.5     Best Efforts....................................................36
      5.6     Covenants of Parties............................................37
      5.7     Notification....................................................37
      5.8     Required Approvals..............................................37
      5.9     Demonstration Units.............................................37
      5.10    Change of Name..................................................37
      5.11    Interim Financial Statements....................................38
      5.12    Payment of Liabilities..........................................38
      5.13    Termination of Employee Plans...................................38
      5.14    Loan to Seller..................................................38
      5.15    Patent Application Due Diligence................................38
ARTICLE VI    Conditions Precedent to Buyer's Obligation to Close.............38
      6.1     Accuracy of Representations.....................................39
      6.2     Selling Parties' Performance....................................39
      6.3     Consents........................................................39
      6.4     Additional Documents............................................39
      6.5     No Proceedings..................................................40
      6.6     No Conflict.....................................................40
      6.7     Employment Agreements...........................................40
      6.8     Lock-up Agreement...............................................40
      6.9     Governmental Authorizations.....................................40
      6.10    Securities Regulatory Approvals.................................40
      6.11    Release of Sublease Agreement...................................40
      6.12    Arrangement With the Frost National Bank........................41
ARTICLE VII      Conditions Precedent to Seller's Obligation to Close.........41
      7.1     Accuracy of Representations.....................................42
      7.2     Buyer and Buyer Parent's Performance............................42
      7.3     No Proceeding...................................................42
      7.4     Additional Documents............................................42
ARTICLE VIII  Termination.....................................................43
      8.1     Termination Events..............................................43
      8.2     Effect of Termination...........................................43
ARTICLE IX    Additional Covenants............................................44
      9.1     Payment of All Taxes Resulting from Sale of
                 Assets by Seller.............................................44
      9.2     Payment of Other Retained Liabilities...........................44
      9.3     Removing Excluded Assets........................................44
      9.4     Reports and Returns.............................................44
      9.5     Assistance in Proceedings.......................................44
      9.6     Noncompetition; Nonsolicitation; Nondisparagement...............44
      9.7     Customer and Other Business Relationships.......................46
      9.8     Employees and Employee Benefits.................................46
      9.9     Further Assurances..............................................47
      9.10    Retention of and Access to Records..............................47
      9.11    Distribution of Buyer Shares....................................48
      9.12    Operation of Buyer..............................................48


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ARTICLE X     Indemnification; Remedies.......................................48
      10.1    Survival........................................................48
      10.2    Indemnification and Reimbursement by Selling Parties............49
      10.3    Tax Indemnification.............................................49
      10.4    Indemnification and Reimbursement by Buyer......................50
      10.5    Limitations On Amount--Selling Parties..........................50
      10.6    Limitations On Amount--Buyer and Buyer Parent...................50
      10.7    Time Limitations................................................51
      10.8    Right of Setoff.................................................51
      10.9    Third-Party Claims..............................................51
      10.10   Other Claims....................................................53
      10.11   Indemnification in Case of Strict Liability
                 or Indemnitee Negligence.....................................53
ARTICLE XI    Confidentiality.................................................53
      11.1    Definition of Confidential Information..........................53
      11.2    Restricted Use of Confidential Information......................54
      11.3    Exceptions......................................................54
      11.4    Legal Proceedings...............................................55
      11.5    Return or Destruction of Confidential Information...............55
      11.6    Attorney-Client Privilege.......................................55
ARTICLE XII   General Provisions..............................................56
      12.1    Entire Agreement; Amendments....................................56
      12.2    Notices.........................................................56
      12.3    Amendments; Waivers.............................................58
      12.4    Headings........................................................58
      12.5    Successors and Assigns..........................................58
      12.6    No Third Party Beneficiaries....................................59
      12.7    Governing Law; Consent to Jurisdiction..........................59
      12.8    Execution.......................................................59
      12.9    Severability....................................................59
      12.10   Interpretation..................................................59
      12.11   Expenses........................................................59
      12.12   Specific Performance............................................60
      12.13   Time of the Essence.............................................60


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                           PARTS TO DISCLOSURE LETTER


Part 2.1(a)                Tangible Personal Property
Part 2.1(d)                Governmental Authorizations
Part 2.1(f)                Intangible Rights and Property; Intellectual Property
                           Rights; Going Concern Value; Goodwill; Telephone,
                           Telecopy and Email Addresses and Listings
Part 2.1(h)                Claims Against Third Parties Relating to the Assets
Part 2.1(i)                Deposits and Prepaid Expenses
Part 2.2(d)                Claims for Refunds and Rights to Offset
Part 2.2(j)                Excluded Assets
Part 2.4(a)(i)             Assumed Contracts
Part 2.4(a)(iv)            Assumed Research and Development Liabilities
Part 2.4(a)(v)             Other Assumed Liabilities
Part 2.4(b)(v)             Retained Lease Liabilities
Part 3.2                   Conflicts
Part 3.3                   Financial Statements
Part 3.5                   Excluded Assets
Part 3.6(b)                Permitted Encumbrances
Part 3.7                   Obsolete or Below Standard Inventory
Part 3.8                   Product Warranties
Part 3.9                   Facilities
Part 3.12                  Material Adverse Changes
Part 3.13                  Employee Plans
Part 3.14(b)               Governmental Authorizations
Part 3.14(c)               Consents from Governmental Bodies
Part 3.15                  Legal Proceedings/Orders
Part 3.16                  Absence of Certain Changes or Events
Part 3.17                  Seller Contracts
Part 3.18                  Insurance Policies
Part 3.19                  Environmental Matters
Part 3.20                  Employees
Part 3.21(a)               Scheduled Intellectual Property Rights
Part 3.21(b)               Intellectual Property Rights Encumbrances


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Part 3.21(c)               Intellectual Property Rights of Selling or Third
                                Parties used by Seller
Part 3.21(e)               Licenses of Intellectual Property Rights
Part 3.21(k)               Infringement of Intellectual Property Rights
Part 3.22(a)               Ownership; Relationships with Related Persons
Part 3.22(b)               Selling Parties' Relationships with Seller
Part 3.23                  Brokers, Finders or Financial Advisors
Part 3.25                  Creditors
Part 3.26                  Capital Expenditures
Part 3.27(b)               Foreign Corrupt Practices Act
Part 3.27(e)               Contracts with Prohibited Countries
Part 3.29                  Accounts Receivable
Part 5.9                   Demonstration Units Held by Related Persons


                                    EXHIBITS

Exhibit A                 Disclosure Letter
Exhibit 2.6               Allocation of Purchase Price
Exhibit 2.8(a)(i)         Form of Bill of Sale
Exhibit 2.8(a)(ii)        Form of Assignment and Assumption Agreement
Exhibit 2.8(a)(vi)        Form of Employment Agreements
Exhibit 2.8(a)(vii)       Form of Lock-Up Agreement
Exhibit 5.14(a)           Form of Note Payable to Buyer
Exhibit 5.14(b)           Form of Guaranty
Exhibit 6.4(a)            Form of Seller's Counsel Opinion
Exhibit 6.7               Form of Nondisclosure Agreement
Exhibit 7.4               Form of Buyer's Counsel Opinion
Exhibit 9.11              Ultimate Beneficial Owners of Seller Parent
Exhibit 9.12              Covered Employees


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                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement ("AGREEMENT") is dated September 5, 2002, by and among EXFO Electro Optical Engineering Inc., a Canadian corporation ("BUYER PARENT"); EXFO Gnubi Products Group Inc., a Delaware corporation ("BUYER") and indirect wholly owned subsidiary of Buyer Parent; gnubi communications, Inc., a Delaware corporation, on behalf of itself and its predecessors ("SELLER Parent"); gnubi communications, L.P., a Delaware limited partnership, on behalf of itself and its predecessors ("SELLER"), and indirect wholly owned subsidiary of Seller Parent; gnubi communications general partner, LLC, a Delaware limited liability company ("GENERAL PARTNER"), and wholly owned subsidiary of Seller Parent and sole general partner of Seller; gnubi communications limited partner, LLC, a Delaware limited liability company ("LIMITED PARTNER"), and wholly owned subsidiary of Seller Parent and sole limited partner of Seller; James Ray Stevens, a resident of Richardson, Texas ("JRS"); Daniel J. Ernst, a resident of Carrollton, Texas ("DE"); and that certain voting trust created by that certain Irrevocable Voting Trust Agreement made and entered into as of April 12, 2002 between and among Carol Abraham Bolton, Paul Abraham and JRS, a voting trust ("VOTING TRUST") (JRS, DE and Voting Trust are referred to herein as "FOUNDERS"). Seller, Seller Parent, General Partner, Limited Partner and Founders are sometimes referred to herein as "SELLING PARTIES".

                                    RECITALS

         Founders own one million four hundred thirty thousand (1,430,000) shares of the common stock, par value $.01 per share, of Seller Parent, which constitute 69.75% of the issued and outstanding shares of capital stock of Seller Parent. Seller desires to sell, and Buyer desires to purchase, the Assets of Seller for the consideration and on the terms set forth in this Agreement.

         The parties, intending to be legally bound, agree as follows:

                                    ARTICLE I

                              DEFINITIONS AND USAGE

         1.1      DEFINITIONS

         For purposes of the Agreement, the following terms and variations thereof have the meanings specified or referred to in this SECTION 1.1:

         "ACTIVE EMPLOYEE"--as defined in SECTION 9.8(A).

         "AGREEMENT"--as defined in the first paragraph to this agreement.

         "ANNUAL BUYER REVENUES"--the revenues during the period beginning on the Closing Date and ending on the first anniversary of the Closing Date calculated in accordance with GAAP (i) from the sale by Buyer or any of its Related Persons to any Person that is not a Related Person of Buyer of products designed and shipped by Buyer and (ii) from the licensing of products by Buyer.

         "ANNUAL BUYER REVENUES STATEMENT"--as defined in SECTION 2.3(C).

         "APPURTENANCES"--all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of the Land, including all easements appurtenant to and for the benefit of any Land (a "DOMINANT PARCEL") for, and as the primary means of access between, the Dominant Parcel and a public right of way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which


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it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and underneath any such streets.

         "ASSETS"--as defined in SECTION 2.1.

         "ASSIGNMENT AND ASSUMPTION AGREEMENT"--as defined in SECTION
2.8(A)(III).

         "ASSUMED LIABILITIES"--as defined in SECTION 2.4(A).

         "AUDITED FINANCIAL STATEMENTS"--as defined in SECTION 3.3.

         "AUDITED BALANCE SHEET"--as defined in SECTION 3.3.

         "BILL OF SALE"--as defined in SECTION 2.8(A)(I).

         "BREACH"--any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of the Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

         "BUSINESS"--as defined in SECTION 9.6(A).

         "BUSINESS DAY"--any day other than (a) Saturday or Sunday or (b) any other day on which state or federal banks in New York are permitted or required to be closed.

         "BUYER"--as defined in the first paragraph of the Agreement.

         "BUYER CONTACT"--as defined in SECTION 11.2.

         "BUYER INDEMNIFIED PERSONS"--as defined in SECTION 10.2.

         "BUYER PARENT"--as defined in the first paragraph of the Agreement.

         "BUYER SHARES"--as defined in SECTION 2.3(A).

         "CANADIAN DOCUMENTS"--as defined in SECTION 4.4.

         "CASH CONSIDERATION"--as defined in SECTION 2.3(A).

         "CERCLA"--the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980.

         "CLOSING"--as defined in SECTION 2.7.

         "CLOSING DATE"--the date on which the Closing actually takes place.

         "CLOSING PRICE"--the average closing price per share of Buyer Parent Subordinate Voting Shares for the ten trading days ending on the third day preceding the Closing, as reported by the Nasdaq National Market.


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         "COBRA"--Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA.

         "CODE"--the Internal Revenue Code of 1986.

         "COMPETING BUSINESS"--as defined in SECTION 3.22(B).

         "CONFIDENTIAL INFORMATION"--as defined in SECTION 3.21(J).

         "CONSENT"--any approval, consent, ratification, waiver or other authorization.

         "CONTEMPLATED TRANSACTIONS"--all of the transactions contemplated by the Agreement.

         "CONTRACT"--any agreement, contract, Lease, consensual obligation, promise, commitment or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

         "COVERED EMPLOYEE"--as defined in SECTION 9.12.

         "COVERED EMPLOYEE PERCENTAGE"--a fraction, the numerator of which is the number of Covered Employees terminated in a particular Termination Event on or before the first anniversary of the Closing Date, and the denominator of which is twenty (20).

         "DAMAGES"--as defined in SECTION 10.2.

         "DISCLOSURE LETTER"--the disclosure letter delivered by Seller and Founders to Buyer concurrently with the execution and delivery of the Agreement.

         "EARN-OUT AMOUNT"--subject to reduction as set forth in SECTION 9.12, an amount equal to the sum of the following: (a) 12.5% of the first $6,000,000 of Annual Buyer Revenues, if any, plus (b) 40% of the amount, if any, of Annual Buyer Revenues between $6,000,000 and $8,000,000, plus (c) 20% of the amount, if any, of Annual Buyer Revenues between $8,000,000 and $15,000,000.

         "EFFECTIVE TIME"--the time at which the Closing is consummated.

         "EMPLOYEE PLANS"--as defined in SECTION 3.13(A).

         "EMPLOYMENT AGREEMENTS"--as defined in SECTION 2.8(A)(VIII).

         "EMPLOYMENT LOSS"--as defined in SECTION 10.2(H).

         "ENCUMBRANCE"--any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

         "ENVIRONMENT"--soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air and any environmental medium.


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         "ENVIRONMENTAL LAW"--all federal, state or municipal statutes, regulations order or rules, and any policies or guidelines of any governmental or regulatory body or agency, relating to the Environment, the transportation of dangerous goods and occupational health and safety.

         "ENVIRONMENTAL, HEALTH AND SAFETY LIABILITIES"--any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:

         (a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);

         (b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;

         (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions ("Cleanup") required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

         (d) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.

The terms "removal," "remedial" and "response action" include the types of activities covered by CERCLA.

         "ENVIRONMENTAL PERMITS"--any and all federal, state and foreign governmental permits, licenses and other authorizations and approvals issued by or provided to, as the case may be, any government, governmental or regulatory body or agency pursuant to an Environmental Law.

         "ERISA"--means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE"--as defined in SECTION 3.13(I).

         "EXCHANGE ACT"--the Securities Exchange Act of 1934.

         "EXCLUDED ASSETS"--as defined in SECTION 2.2.

         "FACILITIES"--any real property, leasehold or other interest in real property currently owned, possessed, leased or operated by Seller, including the Tangible Personal Property used or operated by Seller at the respective locations of the Real Property specified in SECTION 3.9.

         "FINANCIAL STATEMENTS"--as defined in SECTION 3.3.

         "FOUNDERS"--as defined in the first paragraph of the Agreement.

         "GAAP"--generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the Audited Balance Sheet and the other financial statements referred to in SECTION 3.3 were prepared.

         "GNUBI AG"--as defined in SECTION 3.22(A).


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         "GOVERNING DOCUMENTS"--with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders' agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and
(g) any amendment or supplement to any of the foregoing.

         "GOVERNMENTAL AUTHORIZATION"--any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "GOVERNMENTAL BODY"--any:

         (a) nation, state, county, city, town, borough, village, district or other jurisdiction;

         (b)      federal, state, local, municipal, foreign or other government;

         (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

         (d)      multinational organization or body;

         (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

         (f)      official of any of the foregoing.

         "GROUND LEASE"--any long-term lease of land in which most of the rights and benefits comprising ownership of the land and the improvements thereon or to be constructed thereon, if any, are transferred to the tenant for the term thereof.

         "GROUND LEASE PROPERTY"--any land, improvements and appurtenances subject to a Ground Lease in favor of Seller.

         "GUARANTY"--as defined in SECTION 5.14.

         "HAZARDOUS ACTIVITY"--the distribution, generation, handling, importing, management, processing, manufacturing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about, from or in connection with any of the Facilities or any part thereof and any other act, business, operation or thing that materially increases the danger, or risk of material danger, or poses an unreasonable risk of harm, to persons or property on or off the Facilities.

         "HAZARDOUS MATERIAL"--any substance, material or waste which is regulated by any Governmental Body, including any material, substance or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste,"


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

"contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, asbestos-containing material, mold occurring in the interior of a building or other improvement constituting part of the Facilities, urea formaldehyde and polychlorinated biphenyls.

         "HAZARDOUS SUBSTANCE"--any substance or material which is regulated under any Environmental Law, including any substance defined under Environmental Law to be "hazardous," "toxic," "deleterious," "caustic," "dangerous," a "contaminant," a "dangerous good," a "waste," a "source of contamination" or a "pollutant."

         "HIRED ACTIVE EMPLOYEE"--as defined in SECTION 9.8(B)(I).

         "IMPROVEMENTS"--all buildings, structures, fixtures and improvements located on the Land or included in the Assets, including those under construction.

         "INDEMNIFIED PERSON"--as defined in SECTION 10.9(A).

         "INDEMNIFYING PERSON"--as defined in SECTION 10.9(A).

         "INDEPENDENT ACCOUNTING FIRM"--as defined in SECTION 2.3(C).

         "INTELLECTUAL PROPERTY RIGHTS"--as defined in SECTION 3.21(A).

         "INTERIM BALANCE SHEET"--as defined in SECTION 3.3.

         "INTERIM FINANCIAL STATEMENTS"--as defined in SECTION 3.3.

         "INVENTORIES"--all inventories of Seller, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods.

         "IRS"--the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

         "KNOWLEDGE"--an individual will be deemed to have Knowledge of a particular fact or other matter if:

         (a)      that individual is actually aware of that fact or matter; or

         (b) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of assessing the accuracy of any representation or warranty contained in the Agreement.

         A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above), and any such individual (and any individual party to the Agreement) will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein.

         "LAND"--all parcels and tracts of land in which Seller has an ownership interest.


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

         "LEASE"--any Real Property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.

         "LEGAL REQUIREMENT"--any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

         "LIABILITY"--with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whether arising in contract or tort, in strict liability or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

         "LOCK-UP AGREEMENT"--the Lock-Up Agreement to be entered into at the Closing among Buyer, Buyer Parent and the Selling Parties.

         "MATERIAL ADVERSE EFFECT"--with respect to any Person or group of Persons means any event, change or effect that is reasonably likely to be materially adverse to the financial condition, properties, assets, liabilities, business, operations, results of operations or prospects of such Person or group of Persons, as the case may be, but shall not include any effect or change occurring as a result of general economic or financial conditions affecting the U.S. economy as a whole that do not individually or in the aggregate have a disproportionate effect on such Person relative to other similarly situated companies in such Person's industry.

         "NOTE"--defined in SECTION 5.14.

         "OCCUPATIONAL SAFETY AND HEALTH LAW"--any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

         "ORDER"--any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

         "ORDINARY COURSE OF BUSINESS"--an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

         (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; and

         (b) does not require authorization by the board of directors, board of managers, shareholders, limited partners or members of such Person (or by any Person or group of Persons exercising similar authority).

         "PART"--a part or section of the Disclosure Letter.

         "PATENT APPLICATION"--as defined in SECTION 5.15.

         "PATENT RECIPIENTS"--as defined in SECTION 5.15.

         "PERMITTED ENCUMBRANCES"--as defined in SECTION 3.6(B).

         "PERSON"--an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

         "PROCEEDING"--any action, mediation, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial, injunctive, declaratory or pertaining to a subpoena or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "PURCHASE PRICE"--as defined in SECTION 2.3(A).

         "REAL PROPERTY"--the Land and Improvements and all Appurtenances thereto and any Ground Lease Property.

         "REAL PROPERTY LEASE"--any Ground Lease or Space Lease.

         "RECORD"--information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

         "RELATED PERSON"--With respect to a particular individual:

         (a) each other member of such individual's Family (as defined below);

         (b) any Person that is directly or indirectly controlled by any one or more members of such individual's Family;

         (c) any Person in which members of such individual's Family hold (individually or in the aggregate) a Material Interest (as defined below); and

         (d) any Person with respect to which one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

         (a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

         (b)      any Person that holds a Material Interest in such specified
Person;

         (c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

         (d) any Person in which such specified Person holds a Material Interest; and

         (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) "control" (including "controlling," "controlled by," and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

         "RELEASE"--any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or out of any property.

         "REMAINING TERM PERCENTAGE"--a fraction, the numerator of which is the number of days remaining until the first anniversary of the Closing Date, and the denominator of which is 365.

         "REMEDIAL ACTION"--all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or
(d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

         "REPRESENTATIVE"--with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

         "RETAINED LIABILITIES"--as defined in SECTION 2.4(B).

         "SCHEDULED INTELLECTUAL PROPERTY RIGHTS"--as defined in SECTION
3.21(A).

         "SECURITIES ACT"--the Securities Act of 1933, as amended.

         "SELLER"--as defined in the first paragraph of the Agreement.

         "SELLER CONTACT"--as defined in SECTION 11.2(A).

         "SELLER CONTRACT"--any Contract (a) under which Seller has or may acquire any rights or benefits; (b) under which Seller has or may become subject to any obligation or liability; or (c) by which Seller or any of the assets owned or used by Seller is or may become bound.

         "SELLER PARENT"--as defined in the first paragraph of the Agreement.

         "SELLING PARTIES"--as defined in the first paragraph of the Agreement.

         "SPACE LEASE"--any lease or rental agreement pertaining to the occupancy of any improved space on any Land.

         "SUBSIDIARY"--with respect to any Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the owner or one or more of its subsidiaries.

         "TANGIBLE PERSONAL PROPERTY"--all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property of every kind owned or leased by Seller (wherever located and whether or not carried on Seller's books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

         "TAX"--any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

         "TAX CLAIMS"--as defined in SECTION 10.3.

         "TAX LOSSES"--as defined in SECTION 10.3.

         "TAX RETURN"--any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "TERMINATION EVENT"--as defined in SECTION 9.12.

         "THIRD PARTY"--a Person that is not a party to the Agreement.

         "THIRD-PARTY CLAIM"--any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding and whether arising in tort, in contract, under strict liability or otherwise.

         "THREAT OF RELEASE"--a reasonable likelihood of a Release of a Hazardous Material not later than four years after the Closing Date that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

         "TRANSACTION AGREEMENTS"--the Agreement, the Lock-Up Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Employment Agreements, the Note and the Guaranty.

         "ULTIMATE BENEFICIAL OWNER" -- defined in SECTION 9.11.

         "VOTING TRUST"--as defined in the first paragraph of this Agreement.

         "WAIVED BREACHES"--as defined in Section 5.7.

         "WARN ACT"--defined in SECTION 3.20(B).

         1.2      USAGE

         (a) INTERPRETATION. In the Agreement, unless a clear contrary intention appears:

                  (i) the singular number includes the plural number and vice versa;

                  (ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by the Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

                  (iii)    reference to any gender includes each other gender;

                  (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

                  (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

                  (vi) "hereunder," "hereof," "hereto," and words of similar import shall be deemed references to the Agreement as a whole and not to any particular Article, Section or other provision hereof;

                  (vii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

                  (viii)   "or" is used in the inclusive sense of "and/or";

                  (ix) with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding"; and

                  (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

         (B) ACCOUNTING TERMS AND DETERMINATIONS. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

         (C) LEGAL REPRESENTATION OF THE PARTIES. The Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring the Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

                                   ARTICLE II

                      SALE AND TRANSFER OF ASSETS; CLOSING

         2.1      ASSETS TO BE SOLD

         Upon the terms and subject to the conditions set forth in the Agreement, at the Closing, but effective as of the Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller's right, title and interest in and to all of Seller's property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, including the following (but excluding the Excluded Assets):

         (a) all Tangible Personal Property, including those items described in Part 2.1(a);

         (b)      all Inventories;

         (c) all Seller Contracts listed in Part 2.4(a)(i) and all Seller Contracts assumed by Buyer under SECTION 2.4(A)(II);

         (d) all Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer, including those listed in Part 2.1(d);

         (e) all data and Records related to the operations of Seller, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records and other Records described in SECTION 2.2(F);

         (f) all of the intangible rights and property of Seller, Intellectual Property Rights, going concern value, goodwill, telephone, telecopy and e-mail addresses and listings and those items listed in Part 2.1(f);

         (g) all insurance benefits, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities prior to the Effective Time, unless expended in accordance with this Agreement;

         (h) all claims of Seller against Third Parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including all such claims listed in Part 2.1(h); and

         (i) all rights of Seller relating to deposits and prepaid expenses listed in Part 2.2(i), claims for refunds and rights to offset in respect thereof that are not listed in Part 2.2(d) or not referenced in SECTION 2.2(G) and that are not excluded under SECTION 2.2(J).

         All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the "ASSETS."

         Notwithstanding the foregoing, the transfer of the Assets pursuant to the Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability pursuant to SECTION 2.4(A).

         2.2      EXCLUDED ASSETS

         Notwithstanding anything to the contrary contained in SECTION 2.1 or elsewhere in the Agreement, the following assets of Seller (collectively, the "EXCLUDED ASSETS") are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the
Closing:

         (a) all cash, cash equivalents and short-term marketable investments;

         (b)      all Accounts Receivable;

         (c)      all minute books and other organizational records;

         (d) those rights relating to deposits and prepaid expenses and claims for refunds, including refunds on prepaid insurance, and rights to offset in respect thereof listed in Part 2.2(d);

         (e)      all of the Seller Contracts not listed in Part 2.4(a)(i);

         (f) all personnel Records and other Records that Seller is required under any Legal Requirement to retain in its possession;

         (g) all claims for refund of Taxes and other governmental charges of whatever nature;

         (h)      all rights in connection with and assets of the Employee
Plans;

         (i)      all rights of Seller under the Transaction Agreements;

         (j) the property and assets expressly designated in Part 2.2(j) as Excluded Assets; and

         (k)      all stock in Gnubi AG and in gnubi communications Canada, Inc.

         2.3      CONSIDERATION

         (a) PURCHASE PRICE. The total consideration to be paid by Buyer for the Assets (the "PURCHASE PRICE") shall consist of the following: (i) $1,780,205 payable in cash at the Closing (the "CASH CONSIDERATION"), (ii) that number of Buyer Parent Subordinate Voting Shares equal to $2,500,000 divided by the Closing Price (the "BUYER SHARES"), which shall be held by Buyer as provided below in this SECTION 2.3 pursuant to the terms of the Lock-Up Agreement, and
(iii) the Earn-Out Amount, which shall be paid as provided below. If prior to the Closing, there is any stock dividend or stock split or reclassification of the outstanding Buyer Parent Subordinate Voting Shares, then in such event any and all new, substituted, or additional securities to which Seller would have been entitled by reason of their ownership of the Buyer Shares had the Closing occurred prior to such event shall be considered Buyer Shares for the purposes of the Agreement and the consideration to be received by Seller shall be adjusted accordingly. No fraction of a share of Buyer Parent Subordinate Voting Shares shall be issued, and each fractional share thereof shall be rounded up to the nearest whole number.

         (b) LOCK-UP. The Buyer Shares will be held by Buyer pursuant to the Lock-Up Agreement until released in accordance with the terms of the Lock-Up Agreement. The provisions of the Lock-Up Agreement shall govern in the event of any conflict between the Lock-Up Agreement and this SECTION 2.3.

         (c)      CALCULATION AND PAYMENT OF EARN-OUT AMOUNT. On or before sixty
(60) days after the first anniversary of the Closing Date, Buyer shall deliver to Seller a statement setting forth in reasonable detail its calculation of Annual Buyer Revenues and the Earn-out Amount based on such Annual Buyer Revenues (the "ANNUAL BUYER REVENUES STATEMENT"). If Seller disputes Buyer's Annual Buyer Revenues Statement, Seller shall notify Buyer of its objections within sixty (60) days after delivery of the Annual Buyer Revenues Statement and shall set forth in reasonable detail in such notice the reason for Seller's objections. If Seller fails to deliver such notice within such time period, (i) Seller shall be deemed to have accepted the Annual Buyer Revenues Statement and shall not be entitled to dispute such Annual Buyer Revenues Statement and (ii) Buyer shall pay the Earn-out Amount reflected on the Annual Buyer Revenues Statement to Buyer as provided below within the earlier of ten (10) days after the end of the objection period or notification from Seller that it does not object to the Annual Buyer Revenues Statement. If Seller delivers such notice, Buyer and Seller shall endeavor in good faith to resolve their dispute over the Annual Buyer Revenues Statement within sixty (60) days after Buyer's receipt of Seller's notice. If they are unable to do so within such 60-day period, the dispute shall be submitted to an audit partner experienced in the business conducted by Buyer of an independent nationally-recognized accounting firm in the United States as shall be mutually acceptable to Sellers and Buyer (an "INDEPENDENT ACCOUNTING FIRM") who shall act as an expert and not as an arbitrator, and who shall resolve the dispute within 10 days. The decision of the Independent Accounting Firm as to the Annual Buyer Revenues Statement shall be final and binding upon the Buyer and Seller, except to the extent of any merely computational errors present on the face of the Annual Buyer Revenues Statement which, once corrected, shall be final and binding upon Buyer and Seller. One-half of the expenses of the Independent Accounting Firm shall be borne by Seller, and the remaining one-half of such expenses shall be borne by Buyer. Seller and Buyer shall cooperate with each other in the determination of the Annual Buyer Revenues Statement, including without limitation, allowing Seller and the Independent Accounting Firm full access to the books and records of Buyer. Any party shall make any payment required to comply with such decision within ten (10) days after such decision is reached. Payment of any Earn-out Amount shall be made by check to Seller at the address set forth in SECTION 12.2, or at such other place in the United States of America as Seller shall designate to Buyer in writing, or by wire transfer to an account designated by Seller in writing. If any payment of any Earn-out Amount is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day.

         2.4      LIABILITIES

         (a) ASSUMED LIABILITIES. On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agree to discharge only the following Liabilities of Seller (the "ASSUMED LIABILITIES"):

                  (i) any Liability arising after the Effective Time under the Seller Contracts described in Part 2.4(a)(i) (other than any Liability arising under the Seller Contracts listed on Part 2.4(a)(i) arising out of or relating to a Breach that occurred prior to the Effective Time);

                  (ii) any Liability of Seller arising after the Effective Time under any Seller Contract that is entered into by Seller after the date hereof in accordance with the provisions of the Agreement that Buyer expressly assumes at its sole discretion (other than any Liability arising out of or relating to a Breach that occurred prior to the Effective Time);

                  (iii) any Liability to Seller's customers under product or service warranties up to, but not exceeding, $15,000 in the aggregate (inclusive of labor charges at the standard rates used by Buyer);

                  (iv) any Liability up to, but not exceeding, $150,000 in the aggregate for the payment of materials and services used in Seller's research and development projects pursuant to the purchase orders specifically set forth on Part 2.4(a)(iv); and

                  (v)      any Liability of Seller described in Part 2.4(a)(v).

         (b) RETAINED LIABILITIES. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. "RETAINED LIABILITIES" shall mean every Liability of the Selling Parties other than the Assumed Liabilities, including:

                  (i) any trade account payable incurred by Seller that remains unpaid other than those set forth on Part 2.4(a)(iv);

                  (ii) any Liability arising out of or relating to products of Seller to the extent manufactured or sold prior to the Effective Time other than as provided in SECTION 2.4(A)(III);

                  (iii) any Liability under any Contract assumed by Buyer pursuant to SECTION 2.4(A) that arises after the Effective Time but that arises out of or relates to any Breach that occurred prior to the Effective Time;

                  (iv) any Liability for Taxes which are attributable or relating to (A) the Assets or the business or the ownership of Seller for any periods ending on or before the Effective Time, (B) any Taxes that will arise as a result of the Contemplated Transactions, and (C) any deferred Taxes of any nature;

                  (v) any Liability under any Contract not assumed by Buyer, including (1) any Liability arising out of or relating to Seller's indebtedness not assumed by Buyer under SECTION 2.4(A), or any security interest related thereto and (2) the Leases set forth on Part 2.4(b)(v);

                  (vi) any Liability to Seller's customers under product or service warranties other than as provided in SECTION 2.4(A)(III);

                  (vii) any Environmental, Health and Safety Liabilities arising out of or relating to the operation of Seller's business or Seller's leasing, ownership or operation of real property;

                  (viii) any Liability under the Employee Plans or relating to payroll, vacation, sick leave, workers' compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Seller's employees or former employees or both;

                  (ix) any Liability under any employment, severance, retention or termination agreement with any employee of Seller or any of its Related Persons;

                  (x) any Liability arising out of or relating to any employee grievance to the extent relating to or arising out of events or occurrences prior to the Effective Time, whether or not the affected employees are hired by Buyer;

                  (xi) any Liability of Seller to any Related Person of Seller or any member, partner or stockholder of Selling Parties;

                  (xii) any Liability to indemnify, reimburse or advance amounts to any Related Person or Representative of Seller;

                  (xiii) any Liability to distribute assets, rights or properties to either General Partner or Limited Partner, or otherwise apply all or any part of the consideration received hereunder;

                  (xiv) any Liability arising out of any Proceeding pending as of the Effective Time;

                  (xv) any Liability arising out of any Proceeding commenced after the Effective Time and to the extent arising out of or relating to any occurrence or event happening prior to the Effective Time;

                  (xvi) any Liability arising out of or resulting from Seller's compliance or noncompliance with any Legal Requirement or Order of any Governmental Body;

                  (xvii) any Liability of Seller under the Agreement or any other document executed in connection with the Contemplated Transactions; and

                  (xviii) any Liability of Seller based upon Seller's acts or omissions occurring after the Effective Time.

         2.5      ADJUSTMENTS TO PURCHASE PRICE FOR AD VALOREM TAXES

         Ad valorem real and tangible personal property taxes with respect to the Assets for the calendar year in which the Closing occurs shall be prorated between Seller and Buyer as of the Closing Date on the basis of no applicable discount. If the amount of such taxes with respect to any of the Assets for the calendar year in which the Closing occurs has not been determined as of the Closing Date, then the taxes with respect to such Assets for the preceding calendar year, on the basis of no applicable discount, shall be used to calculate such prorations, with known changes in valuation or millage applied. The prorated taxes shall be an adjustment to the Cash Consideration to be paid at the Closing. If the actual amount of any such taxes varies by more than one thousand dollars ($1,000.00) from estimates used at the Closing to prorate such taxes, then the parties shall re-prorate such taxes within ten (10) days following request by either party based on the actual amount of the tax bill.

         2.6      ALLOCATION

         The Purchase Price shall be allocated in accordance with EXHIBIT 2.6. After the Closing, the parties shall make consistent use of the allocation and fair market value specified in EXHIBIT 2.6 for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller or Founders shall contend or represent that such allocation is not a correct allocation.

         2.7      CLOSING

         The purchase and sale provided for in the Agreement (the "CLOSING") will take place at the offices of Haynes and Boone, LLP, 2505 N. Plano Road, Suite 4000, Richardson, Texas 75082, commencing at 10:00 a.m. (Richardson time) on September 30, 2002 or at such other time or other place as the parties hereto agree. Subject to the provisions of Article 8, failure to consummate the purchase and sale provided for in the Agreement on the date and time and at the place determined pursuant to this SECTION 2.7 will not result in the termination of the Agreement and will not relieve any party of any obligation under the Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Article 8.

         2.8      CLOSING OBLIGATIONS

         In addition to any other documents to be delivered under other provisions of the Agreement, at the Closing:

         (a) Selling Parties shall deliver to Buyer, together with funds sufficient to pay all Taxes necessary for the transfer, filing or recording thereof:

                  (i)      a bill of sale for all of the Assets in the form of
         EXHIBIT 2.8(A)(I) (the "BILL OF SALE") executed by Seller;

                  (ii) an assignment and assumption agreement for Buyer's assumption of the Assumed Liabilities in the form of EXHIBIT 2.8(A)(II) (the "ASSIGNMENT AND ASSUMPTION AGREEMENT") executed by Seller;

                  (iii) assignments of all Intellectual Property Rights and other intangible personal property, together with and separate assignments of all registered trademarks, patents and copyrights in a form reasonably satisfactory to Buyer and executed by Seller;

                  (iv) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance reasonably satisfactory to Buyer and executed by Seller;

                  (v) releases from all Encumbrances on the Assets, in a form reasonably satisfactory to Buyer;

                  (vi) employment agreements in the form of EXHIBIT 2.8(A)(VI), executed by JRS and DE (the "EMPLOYMENT AGREEMENTS");

                  (vii) the Lock-Up Agreement in the form of EXHIBIT 2.8(A)(VII), executed by the Selling Parties;

                  (viii) a Termination Agreement for any intercompany agreements in a form reasonably satisfactory to Buyer and executed by Seller and Gnubi AG or gnubi communications Canada, Inc.;

                  (ix) a certificate executed by Selling Parties as to the accuracy of their representations and warranties as of the date of the Agreement and as of the Closing in accordance with SECTION 6.1 and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with SECTION 6.2;

                  (x) a certificate of the Secretary of the General Partner certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller, General Partner and Limited Partner, certifying and attaching all requisite resolutions or actions of the General Partner and the Limited Partner approving the execution and delivery of the Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of the General Partner and the Limited Partner executing the Agreement and any other document relating to the Contemplated Transactions;

                  (xi) a certificate of the Secretary of Seller Parent certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller, certifying and attaching all requisite resolutions or actions of Seller Parent approving the execution and delivery of the Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Seller Parent executing the Agreement and any other document relating to the Contemplated Transactions; and

                  (xii) a certificate of no Tax due issued for the Seller by the Texas Comptroller.

         (b)      Buyer shall deliver to Selling Parties:

                  (i) the Cash Consideration by wire transfer to an account specified by Seller in a writing delivered to Buyer at least five (5) Business Days prior to the Closing Date;

                  (ii)     the Lock-Up Agreement executed by Buyer;

                  (iii) the Assignment and Assumption Agreement executed by Buyer;

                  (iv)     the Employment Agreements, executed by Buyer;

                  (v) a certificate executed by Buyer as to the accuracy of its representations and warranties as of the date of the Agreement and as of the Closing in accordance with SECTION 7.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with
         SECTION 7.2;

                  (vi) a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer and certifying and attaching all requisite resolutions or actions of Buyer's board of directors approving the execution and delivery of the Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing the Agreement and any other document relating to the Contemplated Transactions; and

                  (vii) a certificate evidencing the Buyer Shares, which Seller shall at Closing return to the custody of Buyer to be held pursuant to the terms of the Lock Up Agreement.

         (c)      Buyer Parent shall deliver to Selling Parties:

                  (i) a certificate executed by Buyer Parent as to the accuracy of its representations and warranties as of the date of the Agreement and as of the Closing in accordance with SECTION 7.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with SECTION 7.2; and

                  (ii) a certificate of the Secretary of Buyer Parent certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer Parent and certifying and attaching all requisite resolutions or actions of Buyer Parent's board of directors approving the execution and delivery of the Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer Parent executing the Agreement and any other document relating to the Contemplated Transactions.

                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF SELLING PARTIES

         The Selling Parties jointly and severally represent and warrant to Buyer and Buyer Parent that the following representations and warranties are correct and complete as of the date hereof except as set forth in the disclosure schedule attached hereto as EXHIBIT A (the "DISCLOSURE LETTER"). Nothing in the Disclosure Letter shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Letter identifies the exception with reasonably sufficient detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Letter will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article.

         3.1      ORGANIZATION, GOOD STANDING; AUTHORITY; ENFORCEABILITY

         (a) Seller is a limited partnership duly organized, validly existing and in good standing in the State of Delaware. Each of the Limited Partner and the General Partner is a limited liability company duly organized, validly existing and in good standing in the State of Delaware. Seller Parent is a corporation duly incorporated, validly existing and in good standing in the State of Delaware. Each of Seller, Limited Partner, General Partner and Seller Parent has delivered true and correct copies of its Governing Documents to Buyer. Each of the Selling Parties has the requisite power and authority: (a) to carry on its business as currently conducted; (b) to own and use the properties owned and used by it; and (c) to execute and deliver the Transaction Agreements and consummate the Contemplated Transactions. Each of the Selling Parties is duly qualified to do business and in good standing in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect on such Selling Party. No Selling Party is in violation of any of the provisions of its Governing Documents. Seller has no Subsidiary and does not own any shares of capital stock or other securities of any other Person.

         (b) The execution and delivery by each of the Selling Parties of the Transaction Agreements and the consummation by the Selling Parties of the Contemplated Transactions have been duly and validly authorized by all necessary action on the part of the Selling Parties, and no other proceedings on the part of the Selling Parties are necessary to authorize the Transaction Agreements or to consummate the Contemplated Transactions. The Agreement has been, and the other Transaction Agreements when executed by the Selling Parties will be, duly and validly executed and delivered by each of the Selling Parties, and, assuming each of the Transaction Agreements constitutes a valid and binding obligation of Buyer and Buyer Parent, the Agreement constitutes, and each of the other Transaction Agreements when executed by the Selling Parties will constitute, a valid and binding agreement of each of the Selling Parties enforceable against them in accordance with its terms, subject, however, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor's rights and to general principles of equity, regardless of whether such enforceability is considered in equity or at law.

         3.2      NO CONFLICT

         Except as set forth on Part 3.2, the execution and delivery of the Transaction Agreements do not, and the consummation of the Contemplated Transactions will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or result in the creation of any Encumbrance upon any of the properties or assets of any of the Selling Parties pursuant to, any provision of: (i) the Governing Documents of such Selling Party; or (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Selling Party or its properties or assets.

         3.3      FINANCIAL STATEMENTS

         Attached as Part 3.3 are (a) complete and correct copies of Seller Parent's audited consolidated balance sheet as of December 31, 2001 (the "AUDITED BALANCE SHEET"), and the related consolidated statements of income
(loss), stockholders' equity (deficit) and cash flows (together with the auditors' report thereon) for the year ended December 31, 2001, together with notes to such financial statements; (b) complete and correct copies of Seller Parent's predecessor's audited consolidated balance sheet as of December 31, 2000, and the related consolidated statements of income (loss), stockholders' equity (deficit) and cash flows (together with the auditors' report thereon) for the year ended December 31, 2000, together with notes to such financial statements (collectively, the "AUDITED FINANCIAL STATEMENTS"); and (c) complete and correct copies of Seller Parent's reviewed, interim consolidated balance sheet and notes to the balance sheet as of July 31, 2002 (the "INTERIM BALANCE Sheet"), and the related statements of income (loss), stockholders' equity (deficit) and cash flows (together with the review report thereon) for the seven-month period ended July 31, 2002, certified by the chief financial officer of Seller Parent (the "INTERIM FINANCIAL STATEMENTS"). The Audited Financial Statements and Interim Financial Statements are herein collectively referred to as the "FINANCIAL STATEMENTS". The Financial Statements are in accordance with the books and records of Seller Parent and have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and present fairly in all material respects, as of their respective dates, the consolidated financial condition and results of operations of Seller Parent (subject, in the case of Interim Financial Statements, to normal, recurring year-end adjustments that may be required upon audit that would not be material, either individually or in the aggregate). Any pro-forma or provisional financial statement or financial information provided to the Buyer prior to the Closing were prepared in accordance with the same accounting standards that were used to prepare the Financial Statements. All of the Assets are reflected on the Interim Balance Sheet.

         3.4      BOOKS AND RECORDS

         The books of account and other financial Records of Seller, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act (regardless of whether Seller is subject to that Section or not), including the maintenance of an adequate system of internal controls. The minute books and organizational records of Seller, all of which have been made available to Buyer, contain accurate and complete Records of all meetings held, and action taken, and no meeting has been held for which minutes have not been prepared or are not contained in such organizational books.

         3.5      SUFFICIENCY OF ASSETS

         Except as set forth in Part 3.5, the Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate Seller's business in the manner presently operated by Seller; and (b) include all of the operating assets of Seller. Except as set forth on Part 3.5, no Related Person of Seller owns any asset necessary to conduct Seller's business as presently conducted.

         3.6      TITLE TO ASSETS; ENCUMBRANCES

         (a) Seller has good and marketable title to, or a valid leasehold interest in, all the Assets set forth on the Interim Balance Sheet free and clear of all Encumbrances except for (a) assets no longer used or useful in the conduct of the business or disposed of in the Ordinary Course of Business since the date of the Interim Balance Sheet; (b) Encumbrances specifically identified in the Financial Statements; and (c) Encumbrances for current Taxes not yet due and payable. Seller has a valid leasehold, license or other interest in all other assets used by it in its business.

         (b) Each of the Selling Parties warrants to Buyer that, at the time of Closing, all Assets shall be free and clear of all Encumbrances other than those identified on Part 3.6(b) as permitted Encumbrances ("PERMITTED ENCUMBRANCES").

         3.7      INVENTORIES

         All items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business of Seller except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value as set forth in Part 3.7. Seller is not in possession of any inventory not owned by Seller, including goods already sold. All of the Inventories have been valued at net realizable value at its weighted average cost. Inventories now on hand that were purchased after the date of the Interim Balance Sheet were purchased in the Ordinary Course of Business of Seller at a cost not exceeding market prices prevailing at the time of purchase. Work-in-process Inventories are now valued, and will be valued on the Closing Date, according to GAAP.

         3.8      PRODUCT WARRANTIES

         Each product manufactured, sold, leased, or delivered by Seller has been in material conformity with all applicable contractual commitments and all warranties, and Seller has no Liability for replacement or repair thereof or other damages in connection therewith arising out of products manufactured, sold, leased or delivered, except as set forth in Part 3.8. Except as set forth in Part 3.8, no product manufactured, sold, leased, or delivered by Seller is subject to any express guaranty, warranty, or other indemnity made Seller. Seller has no Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Seller, except as set forth in Part 3.8.

         3.9      CONDITION OF FACILITIES; PERSONAL PROPERTY

         Seller does not own any real property. Part 3.9 contains an accurate description (by location, name of lessor, date of lease and term expiry date) of all Real Property Leases included within the Assets (collectively, the "FACILITIES"). Except as set forth on Part 3.9, the Facilities are not subject to any Encumbrances, encroachments, building or use restrictions, exceptions, reservations or limitations, except those which do not, taken as a whole, result in a Material Adverse Effect on Seller or which prevent any continued use thereof in the usual and normal conduct of Seller's business. There are no pending or, to the Knowledge of any Selling Party, threatened condemnation proceedings relating to any of the Facilities. All of the Tangible Personal Property owned or used by Seller is in good operating condition and repair, except for ordinary wear and tear, and are usable in the Ordinary Course of Business of Seller and free from latent and patent defects. No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business of Seller. Except as disclosed in Part 3.9, at Closing all Tangible Personal Property used in Seller's business will be at the Facilities.

         3.10     NO UNDISCLOSED LIABILITIES

         Seller does not have any Liability except for: (a) liabilities for which fully funded reserves are specifically identified in the Interim Balance Sheet; and (b) liabilities of a short-term nature which have arisen in the Ordinary Course of Business of Seller since the date of the Interim Balance Sheet.

         3.11     TAXES

         Each of the Selling Parties has timely filed all Tax Returns required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed and granted and have not expired, and all such filed Tax Returns are complete and accurate in all respects. Each of the Selling Parties has paid all Taxes required to be paid by it. The most recent financial statements contained in the Financial Statements reflect an adequate reserve for all Taxes payable by Selling Parties for all taxable periods and portions thereof accrued through the date of such financial statements. No deficiencies for any Taxes have been proposed, asserted or assessed against any Selling Party that are not adequately reserved for on the Financial Statements in accordance with GAAP. There is no pending dispute with any taxing authority relating to any of Selling Parties' Tax Returns and there is no tax audit, assessment or reassessment of any Tax Return of any Selling Party pending or currently in process. All Taxes that each Selling Party is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body. There are no Encumbrances for Taxes upon any of the assets of any Selling Party, except Encumbrances for current Taxes not yet due and payable. Consummation of the Contemplated Transactions will not result in the imposition or creation of any Taxes or Encumbrances on the Assets, except for Taxes that shall remain the Liability of Seller.

         3.12     NO MATERIAL ADVERSE CHANGE

         Except as set forth on Part 3.12, since the date of the Audited Balance Sheet, Seller has conducted its business only in the Ordinary Course of Business and (a) there has not occurred any events or changes that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seller; (b) there has not been any change in the accounting principles, policies, practices or procedures of Seller or their application to Seller; and (c) Seller has not taken any action or omitted to take any action that would have been prohibited under SECTION 5.1.

         3.13     EMPLOYEE BENEFITS

         (a) Part 3.13 lists all employee benefit plans (as defined in Section 3(3) of ERISA) and collective bargaining, employment or severance agreements or other similar arrangements which Seller sponsors, maintains, or to which contributions are made, for the benefit of employees of Seller or any Subsidiary, including, without limitation, any profit-sharing, deferred compensation, bonus, stock option, stock purchase, stock appreciation, or other equity-based compensation, pension, retainer, consulting, retirement, severance, change in control, health, medical, dental or other welfare plan, agreement or arrangement, and any plan, agreement or arrangement providing for "fringe benefits." The plans, agreements and arrangements described in this SECTION 3.13 are referred to herein as the "EMPLOYEE Plans."

         (b) Seller has delivered or made available to Buyer true and complete copies of all documents, trust agreements, summary plan descriptions, and any other instrument under which an Employee Plan is established or operated or summary descriptions of any such Employee Plan not otherwise in writing.

         (c) Each Employee Plan has been administered in accordance with its terms. Each Employee Plan has been established and administered in accordance with all applicable laws.

         (d) All reports, returns and similar documents with respect to each Employee Plan required to be filed with any Governmental Body or distributed to any participant of each Employee Plan have been duly and timely filed or distributed.

         (e) No actions, suits, disputes or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of any Selling Party, threatened with respect to any Employee Plan. No audits, inquiries, reviews, proceedings, claims, or demands are pending with any Governmental Body with respect to any Employee Plan.

         (f) No Employee Plan provides for or continues medical or health benefits, or life insurance or other death benefits (through insurance or otherwise) for any employee or any dependent or beneficiary of any employee after such employee's retirement or other termination of employment except as required by applicable law (e.g. COBRA), and there has been no communication to any employee that could reasonably be expected to promise or guarantee any such benefits.

         (g) Except as set forth in the Employee Plans, the Contemplated Transactions will not entitle any individual to severance pay, and will not accelerate the time of payment or vesting, or increase the amount of compensation due to any individual.

         (h) With respect to any Employee Plan, all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements, or accruals for all periods ending prior to or as of the Closing shall have been made or properly accrued on the current balance sheets or will be properly accrued on the books and records of Seller as of the Closing Date. None of the Employee Plans has any unfunded liabilities which are not reflected on the current balance sheet or the books and records of Seller.

         (i) No Employee Plan of Seller and no Employee Plan of any of Seller's ERISA Affiliates is or has been subject to Title IV of ERISA or Section 412 of the Code, and neither Seller nor any of its ERISA Affiliates has at any time contributed to or had any obligation to contribute to or has any liability (contingent or otherwise) to any "multiemployer plan," as that term is defined in Section 3(37) of ERISA. "ERISA AFFILIATE" means any trade or business (whether or not incorporated) that is as of the date of the Agreement, or at any time within six (6) years preceding the date hereof would have been, treated as a "single employer" with Seller under Section 414(b), (c), (m) or (o) of the Code.

         (j) Except for any formal written qualification requirement with respect to which the remedial amendment period set forth in Section 401(b) of the Code, and any regulations, rulings or other IRS releases thereunder, has not expired, each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS and is so qualified in form and operation under Section 401(a) of the Code.

         (k) Seller has delivered or made available to Buyer each updated determination letter for Employee Plan that is intended to be qualified under
Section 401(a) of the Code.

         3.14 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS AND CONSENTS

         (a) Seller is and at all times since January 1, 1997 has been in compliance with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any Governmental Body applicable to its business or operations. Seller has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (i) any actual alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (ii) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

         (b) Part 3.14(b) contains a complete and accurate list of each Governmental Authorization that is held by Seller or that otherwise relates to Seller's business or the Assets. Each Governmental Authorization listed or required to be listed in Part 3.14(b) is valid and in full force and effect. Except as set forth in Part 3.14(b):

                  (i) Seller is, and at all times since January 1, 1997, has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.14(b);

                  (ii) to the Knowledge of any Selling Party, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14(b) or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.14(b);

                  (iii) Seller has not received, at any time since January 1, 1997, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

                  (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.14(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

         The Governmental Authorizations listed in Part 3.14(b) collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate its business in the manner in which it currently conducts and operates such business and to permit Seller to own and use its assets in the manner in which it currently owns and uses such assets.

         (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body or any other Person, is required by or with respect to any of the Selling Parties in connection with the execution and delivery of the Transaction Agreements by the Selling Parties or consummation by the Selling Parties of the Contemplated Transactions, except for those listed in Part 3.14(c).

         3.15     LEGAL PROCEEDINGS; ORDERS

         Except as set forth on Part 3.15, there is no action, suit or proceeding, governmental or otherwise, pending or, to the Knowledge of any Selling Party, overtly threatened against Seller or any of its properties or business. Except as set forth on Part 3.15, there is no judgment, decree, injunction, rule or order of any Governmental Body outstanding against Seller, its business or any of the Assets. To the Knowledge of each Selling Party, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such action, suit or proceeding. There are no actions, suits or proceedings listed or required to be listed in Part 3.15 that could have a Material Adverse Effect on Seller or a material adverse effect upon the Assets.

         3.16     ABSENCE OF CERTAIN CHANGES AND EVENTS

         Except as set forth on Part 3.16, since the date of the Audited Balance Sheet, Seller has conducted its business only in the Ordinary Course of Business and there has not been any:

         (a)      amendment to the Governing Documents of Selling Parties;

         (b) payment (except in the Ordinary Course of Business) or increase by Seller of any bonuses, salaries or other compensation to any officer or employee or entry into any employment, severance or similar Contract with any officer or employee;

         (c) adoption of, amendment to or increase in the payments to or benefits under, any Employee Plan;

         (d) damage to or destruction or loss of any Asset, whether or not covered by insurance;

         (e) entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which Seller is a party, or (ii) any Contract or transaction involving a total remaining commitment by Seller of at least $50,000;

         (f) sale (other than sales of Inventories in the Ordinary Course of Business), lease, license or other disposition of any Asset or property of Seller (including the Intellectual Property Rights) or the creation of any Encumbrance on any Asset;

         (g) cancellation or waiver of any claims or rights with a value to Seller in excess of $50,000;

         (h) indication by any customer or supplier of an intention to discontinue or change the terms of its relationship with Seller;

         (i)      change in the accounting methods used by Seller; or

         (j)      Contract by Seller to do any of the foregoing.

         3.17     CONTRACTS; NO DEFAULTS

         Part 3.17 sets forth a list of:

         (a) each Contract of Seller which requires total payments to or by Seller of at least $50,000;

         (b) each Contract of Seller which has a remaining term longer than one (1) year, which requires total payments to or by Seller of at least $25,000 during the remaining term and which is not terminable on thirty (30) or fewer days' notice without penalty;

         (c) each Contract to which Seller is a party or by which any of its assets are bound relating to indebtedness for borrowed money, including capital leases and security agreements relating thereto;

         (d)      each lease of real property by Seller;

         (e) any collective bargaining agreement, union agreement, employment agreement, consulting agreement, management service agreement or substantially similar type of contract or agreement to which Seller is a party;

         (f) any consent decree and other judgment, decree or order, settlement agreement or other agreement limiting the ability of Seller to compete in any line of business or with any Person in any geographic areas;

         (g) each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by Seller;

         (h) any joint venture agreement or other contract, agreement or commitment to which Seller is a party involving a sharing of profits or expenses; and

         (i) any outstanding loan or advance by Seller to, or investment by Seller in, any Person, or any agreement, contract, commitment or understanding relating to the making of any such loan, advance or investment.

         All of the contracts, agreements, leases, licenses, arrangements, commitments and documents listed on Part 3.17 (collectively, the "SELLER CONTRACTS") are valid obligations of Seller and are binding and in full force and effect in accordance with their terms and conditions. There is no existing default thereunder or breach thereof by Seller or, to Seller's Knowledge, by any other party thereto, or any conditions which, with the passage of time or the giving of notice or both, might reasonably constitute such a default by Seller, or by any other party to a Seller Contract. There are no pending or, to the Knowledge of any Selling Party, threatened disputes with respect to the Seller Contracts.

         3.18     INSURANCE

         Part 3.18 sets forth a list of all policies of fire, extended coverage, liability and all other kinds of insurance held by Seller in connection with the conduct of its business and operations (other than policies relating to Employee Plans). Such policies are in full force and effect and Seller is not in default with respect to its obligations under any of such insurance policies. Seller maintains the type and amount of insurance which Seller believes is adequate in coverage and amount to insure fully against the risks to which Seller and its employees, business, properties and other assets would reasonably be expected to be exposed in the operation of their respective business.

         3.19     ENVIRONMENTAL MATTERS

         Except as disclosed in Part 3.19:

         (a) the business of Seller is and has been operated in compliance with Environmental Law. Seller has not received any notice of non-compliance with or of any Liability under any Environmental Law;

         (b) Seller has not Released or caused or permitted to be Released, any Hazardous Substances on, to or from the Facilities, or in connection with the operation of Seller's businesses, except in compliance with Environmental Law;

         (c) Seller has not permitted the Facilities to be used for any Hazardous Activity;

         (d) Seller has obtained all Environmental Permits necessary for the lawful operation of the business, except where the failure to have any such Environmental Permit would not have a Material Adverse Effect on Seller;

         (e) there are no claims, actions, proceedings or demands against or involving Seller either in progress, pending or, to the Knowledge of any Selling Party, threatened which allege the existence against Seller or the Facilities of any Environmental, Health and Safety Liabilities; and

         (f) copies of all environmental reports or audits performed or prepared since its inception within the possession of Seller with respect to the Facilities have been provided to Buyer.

         3.20     EMPLOYEES

         (a) Part 3.20 sets forth (i) the names, the rate of compensation (and the portions thereof attributable to salary and bonuses, respectively) and location of all current employees of Seller and (2) the names of all former employees of Seller who are currently covered under any Employee Plan pursuant to

COBRA. To Seller's Knowledge, no key employee or group of employees has any plans to terminate employment with Seller. Seller is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. No organizational effort has been made or threatened, either currently or within the past two years, by or on behalf of any labor union or trade union with respect to employees of Seller. Seller has complied in all respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other requirements, the payment of social security and similar Taxes and occupational safety and health. Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

         (b) Since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 ("WARN ACT"), Seller has not effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Seller; or (ii) a mass layoff (as defined in the WARN Act) affecting any site of employment or facility of Seller; nor has Seller been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. Seller will not take any action prior to the Closing which could result in any obligation or liability being imposed on Seller under the WARN Act, and Seller shall be responsible for giving any and all notices, to the extent required, and complying with the provisions of the WARN Act in connection with the transactions governed by this Agreement for any "employment losses" that occur prior to Closing.

         3.21     INTELLECTUAL PROPERTY RIGHTS

         (a) Part 3.21(a) sets forth all of the Scheduled Intellectual Property Rights owned or used by Seller in the operation of the Business including, all application and registration dates and numbers, the name and all parties to any agreements, and other information reasonably required to identify such Scheduled Intellectual Property Rights. "SCHEDULED INTELLECTUAL PROPERTY RIGHTS" means domestic and foreign patents (including design registrations and other government grants of rights to inventions), patent applications, patent licenses from Third Parties, know-how licenses from Third Parties, trade names, material unregistered trademarks, trademark registrations and applications, material unregistered service marks, service mark registrations and applications, trademark licenses from Third Parties, material unregistered copyrights (including, software), copyright registrations and applications (including, mask work registrations), copyright licenses from Third Parties (including, software licenses), and domain names. "INTELLECTUAL PROPERTY RIGHTS" means Scheduled Intellectual Property Rights, concepts, ideas, discoveries, designs, research, processes, procedures, techniques, methods, mask works, inventions, unregistered trademarks, unregistered service marks, unregistered copyrights, trade secrets, know-how, confidential information and other proprietary rights.

         (b) Except as set forth in Part 3.21(b), Seller owns or has the right to use pursuant to an appropriate agreement, free and clear of all Encumbrances and payment obligations, all Intellectual Property Rights necessary for the operation of Seller's business as presently conducted, as contemplated in the performance of existing contracts, and as described in Seller's current business plan.

         (c) Part 3.21(c) identifies each item of Intellectual Property Rights that any Selling Party (other than Seller) or Third Party owns and that Seller uses. Except as set forth in Part 3.21(c), in respect of each such item of used Intellectual Property Rights:

                  (i) the agreement covering the item is legal, valid, binding, enforceable and in full force and effect;

                  (ii) the agreement is freely transferable to Buyer without any consent or payments of any kind;

                  (iii) following the consummation of the Contemplated Transactions, the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms to those prior to the Closing Date; and

                  (iv) no party to the agreement is in breach or default in any material respect, no Contemplated Transaction will result in a breach or default in any material respect, and no event has occurred, nor will the Contemplated Transactions cause an occurrence, which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereunder.

         (d) No Intellectual Property Rights used by Seller are owned by any Selling Party (other than Seller), or any Related Person of a Selling Party.

         (e) Except as set forth in Part 3.21(e), Seller has not granted any licenses of or other rights to use any Intellectual Property Rights to any Third Party.

         (f) All software used, sold or licensed by Seller is free from any material defect, performs materially in conformance with its documentation, and does not contain any code or mechanism that could be used to interfere with the operation of the software. All software owned by Seller contains both object code and source code and has sufficient documentation to enable an individual reasonably skilled in its associated programming language to modify and maintain it.

         (g)      Seller owns the domain names set forth in Part 3.21(a).

         (h) There are no past due, unpaid required maintenance fees, annuities or other governmental fees on the Intellectual Property Rights owned by Seller, and all patents and issued trademark, service mark and copyright registrations included in such Intellectual Property Rights are valid and subsisting.

         (i) Each officer, employee, consultant and independent contractor of Seller has executed an agreement which includes an obligation to assign to Seller all rights to Intellectual Property Rights originated or invented by such officer, employee, consultant or independent contractor during the course of such person's relationship with Seller.

         (j) Seller has taken all commercially reasonable actions to protect and preserve the confidentiality of all trade secrets and confidential information (including all source code for software owned by Seller) included in the Intellectual Property Rights used by Seller in the operation of its business ("CONFIDENTIAL INFORMATION"). No Confidential Information material to the business of Seller as currently operated has been disclosed or authorized to be disclosed to any Third Party, other than pursuant to a non-disclosure agreement that protects Seller's proprietary interests in and to such Confidential Information or under circumstances in which the Third Party is under a legal duty not to disclose such Confidential Information.

         (k)      Infringement.

                  (i) Except as set forth in Part 3.21(k), no Selling Party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights of any Third Party, including through the manufacture, marketing, licensing or sale of its products and services, and no

         Selling Party has received any charge, complaint, claim or notice alleging any such interference, infringement, misappropriation or violation.

                  (ii) Except as set forth in Part 3.21(k), no Person other than a Selling Party has, to the Knowledge of any Selling Party, interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights of Seller, General Partner, Limited Partner or Seller Parent.

                  (iii) Except as set forth in Part 3.21(k), Seller has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property Right.

         3.22     OWNERSHIP; RELATIONSHIPS WITH RELATED PERSONS

         (a) The General Partner is the sole general partner of Seller, and the Limited Partner is the sole limited partner of Seller. The sole asset of the General Partner is its general partnership interest in Seller, and the only business that General Partner is or has engaged in is the holding of its general partnership interest in Seller. The sole asset of the Limited Partner is its limited partnership interest in Seller, and the only business that Limited Partner is or has engaged in is the holding of its limited partnership interest in Seller. Seller Parent is the sole member of each of General Partner and Limited Partner. The sole assets of Seller Parent are its membership interests in General Partner and Limited Partner and its 100% equity ownership of Gnubi Communications, Ltd., a Swiss Aktiengesellschaft ("GNUBI AG") and of gnubi communications Canada, Inc., a Nova Scotia corporation, and the only business that Seller Parent is or has engaged in is the holding of its membership interests in General Partner and Limited Partner. Except as set forth on Part 3.22(a), none of General Partner, Limited Partner or Seller Parent has any Liabilities. The authorized equity securities of Seller Parent consist of fifteen million (15,000,000) shares of capital stock, of which 5,000,000 of such authorized shares are Preferred Stock, 5,000,000 of such authorized shares are Class A Common Stock and 5,000,000 of such authorized shares are Class B Common Stock, in each case with a par value per share of $.01 per share. Of such authorized shares, two million fifty thousand and one (2,050,001) shares are issued and outstanding and owned by the Persons and in the amounts set forth on
Part 3.22(a). Except as set forth on Part 3.22(a), the Persons listed on Part 3.22(a) are and will be on the Closing Date the record and beneficial owners and holders of all of the shares of Seller Parent free and clear of all Encumbrances. Except as set forth on Part 3.22(a), there are no Contracts relating to the issuance, sale or transfer of any equity interests or other interests of any of the Selling Parties. None of the outstanding equity interests of any of the Selling Parties was issued in violation of the Securities Act or any other Legal Requirement.

         (b) Except as set forth on Part 3.22(b), none of the Selling Parties except for Seller nor any Related Person of any of them has, or since January 1, 2001, has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to Seller's business. None of the Selling Parties nor any Related Person of any of them owns, or since January 1, 2001, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (i) had business dealings or a material financial interest in any transaction with Seller other than business dealings or transactions disclosed in Part 3.22(b), each of which has been conducted in the Ordinary Course of Business with Seller at substantially prevailing market prices and on substantially prevailing market terms; (ii) engaged in competition with Seller with respect to any line of the products or services of Seller (a "COMPETING BUSINESS") in any market presently served by Seller, except for ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market; or (iii) received any loan or other advance from Seller. Except as set forth in Part 3.22(b), none of the Selling Parties nor any Related Person of any of them is a party to any Contract with, or has any claim or right against, Seller.

         3.23     BROKERS, FINDERS OR FINANCIAL ADVISORS

         Except as set forth on Part 3.23, no broker, investment banker, financial advisor or other person, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by the Agreement based upon arrangements made by or on behalf of any of the Selling Parties.

         3.24     SECURITIES LAW MATTERS

         (a) Seller alone, or its representative, has such knowledge and experience in financial and business matters and such experience in evaluating and investing in companies such as Buyer Parent as to be capable of evaluating the merits and risks of an investment in the Buyer Shares. Seller has the financial ability to bear the economic risk of its investment in the Buyer Shares being acquired hereunder, has adequate means for providing for its current needs and contingencies and has no need for liquidity with respect to its investment in Buyer Parent. Seller is an "accredited investor" as such term is defined in Rule 501(a) of the Securities Act.

         (b) Seller is acquiring the Buyer Shares for its own account, for investment purposes only, and not with the view to, or for resale in connection with, any distribution thereof. Seller understands that the Buyer Shares have not been distributed pursuant to a prospectus in Canada pursuant to applicable legislation and have not been registered under the Securities Act, or under the securities laws of various states of the United States or under the securities laws of Canada, by reason of a specified exemption from the registration provisions thereunder which depends upon, among other things, the bona fide nature of Seller's investment intent as expressed herein. Seller acknowledges that its representations and warranties contained herein are being relied upon by Buyer Parent as a basis for the exemption of the issuance of the Buyer Shares hereunder from the registration requirements of the Securities Act and any applicable state securities laws.

         (c) Seller acknowledges that the Buyer Shares must be held indefinitely until they are subsequently registered under the Securities Act and under applicable state securities laws or an exemption from such registration is available and that Buyer and Buyer Parent have no obligation whatsoever to register the Buyer Shares. Seller has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act which permits limited resale of the securities purchased in a private placement subject to the satisfaction of certain conditions including, among other things, the availability of certain current public information about Buyer Parent and compliance with applicable requirements regarding the holding period and the amount of securities to be sold and the manner of sale. Seller understands that only Buyer Parent can take action to register the Buyer Shares.

         (d) Seller acknowledges that the Buyer Shares must also be held in accordance with applicable securities laws in Canada and Seller undertakes not to sell, transfer or assign the Buyer Shares in contravention of the applicable laws in force in Canada.

         (e) Seller or its representative has had an opportunity to discuss the Buyer Parent's business, management, financial affairs and acquisition plans with its management, to review the Buyer Parent's facilities, and to obtain such additional information concerning Seller's investment in the Buyer Shares in order for Seller to evaluate its merits and risks, and Seller has determined that the Buyer Shares are a suitable investment for Seller and that at this time Seller could bear a complete loss of its investment.

         (f) Seller is aware that no U.S. or Canada federal, state, provincial or other agency has passed upon or made any finding or determination concerning the fairness of the Contemplated Transactions or the adequacy of the disclosure of the exhibits and schedules hereto or thereto.

         (g) Seller understands that all certificates for the Buyer Shares issued to Seller shall bear a legend in substantially the following form and including such legend as may be required under Canadian securities laws:

         "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT SUCH REGISTRATION OR THE DELIVERY TO THE ISSUER OF AN OPINION OF COUNSEL, OR SUCH OTHER DOCUMENTATION REASONABLY SATISFACTORY TO THE ISSUER, THAT SUCH DISPOSITION WILL NOT REQUIRE REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS."

         (h) Seller understands that the Buyer Shares will not be registered at the time of their issuance under the Securities Act for the reason that the sale provided for in the Agreement is exempt pursuant to Section 4(2) of the Securities Act and that the reliance of the Buyer Parent on such exemption is predicated in part on Seller's representations set forth herein. Seller further understands that the Buyer Shares will not be distributed pursuant to a prospectus in Canada at the time of their issuance for the reason that the sale provided for in the Agreement is exempt under applicable Canadian securities laws.

         3.25     SOLVENCY

         Immediately after giving effect to the consummation of the Contemplated
Transactions: (i) Seller will be able to pay its Liabilities as they become due;
(ii) Seller will have assets (calculated at fair market value) that exceed its Liabilities; and (iii) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. Seller will receive reasonably equivalent value for the Assets in connection with the Contemplated Transactions. Set forth on Part 3.25 is a list of Seller's creditors as of the date of this Agreement and the amounts owed to such creditors.

         3.26     CAPITAL EXPENDITURES

         Part 3.26 sets forth all of the completed and planned capital expenditures of Seller.

         3.27     FOREIGN CORRUPT PRACTICES ACT

         (a) None of the Selling Parties nor any of their respective Representatives have, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value to:

                  (i) any person who is an official, officer, agent, employee or representative of any Governmental Body or of any existing or prospective customer (whether government owned or nongovernment owned);

                  (ii)     any political party or official thereof;

                  (iii) any candidate for political or political party office; or

                  (iv)     any other individual or entity;

while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office, in contravention of the Foreign Corrupt Practices Act or any Legal Requirement.

         (b) Except as set forth in Part 3.27(b), Seller has made all payments to Third Parties by check mailed to such Third Parties' principal place of business or by wire transfer to a bank located in the same jurisdiction as such party's principal place of business.

         (c) Each transaction is properly and accurately recorded on the books and Records of Seller, and each document upon which entries in Seller's books and Records are based is complete and accurate in all respects. Seller maintains a system of internal accounting controls adequate to insure that Seller maintains no off-the-books accounts and that Seller's assets are used only in accordance with Seller's management directives.

         (d) Seller has at all times been in compliance with all Legal Requirements relating to export control and trade embargoes. No product sold or service provided by Seller during the last five (5) years has been, directly or indirectly, sold to or performed on behalf of any person or entity of Cuba, Iraq, Iran, Libya North Korea, Sudan or Syria.

         (e) Except as set forth in Part 3.27(e), Seller has not violated the antiboycott prohibitions contained in 50 U.S.C. sect. 2401 et seq. or taken any action that can be penalized under Section 999 of the Code. Except as set forth in Part 3.27(e), during the last five (5) years, Seller has not been a party to, is not a beneficiary under and has not performed any service or sold any product under any Seller Contract under which a product has been sold to customers in Bahrain, Iraq, Jordan, Kuwait, Lebanon, Libya, Oman, Qatar, Saudi Arabia, Sudan, Syria, United Arab Emirates or the Republic of Yemen.

         3.28     BUDGET

         The break-even budget with sales of $6,000,000 delivered by or on behalf of the Selling Parties to Buyer was prepared in good faith based on and using assumptions that the Selling Parties believe to be reasonable.

         3.29     ACCOUNTS RECEIVABLE

         Seller has at all times collected its accounts receivable in full without any setoff within ninety (90) days after the day on which it first became due and payable other than the accounts listed on Part 3.29.

         3.30     DISCLOSURE

         Each of the Selling Parties has made or caused to be made such inquiry as a prudent individual could be expected to make with respect to each of the representations, warranties and statements contained in the Agreement and in each of the parts, certificates, documents and other writings referred to herein or furnished to Buyer and Buyer Parent hereunder, and none of the same contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein not misleading, and all such statements, taken as a whole, together with the Transaction Agreements, do not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein and therein not misleading. Save and except for those matters disclosed herein, there are not any facts which should reasonably be made known to Buyer and Buyer Parent relating to the Selling Parties not herein disclosed, which might be reasonably expected to materially diminish Buyer's and Buyer Parent's appreciation of the worth or profitability of Seller, or which, if known by Buyer and Buyer Parent, might be reasonably expected to deter Buyer and Buyer Parent from completing the Contemplated Transactions.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER PARENT

         Buyer and Buyer Parent hereby represent and warrant to the Selling Parties, as of the date hereof as follows:

         4.1      ORGANIZATION, GOOD STANDING AND QUALIFICATIONS

         Each of Buyer and Buyer Parent is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted.

         4.2      AUTHORITY; NO CONFLICT

         (a) Each of Buyer and Buyer Parent has the requisite corporate power and authority to enter into and to consummate the Contemplated Transactions and otherwise to carry out their obligations hereunder. The execution and delivery of the Transaction Agreements by Buyer and Buyer Parent and the consummation by each of them of the Contemplated Transactions have been duly authorized by all necessary action on the part of Buyer and Buyer Parent and no further action is required by Buyer or Buyer Parent, subject to regulatory approval under applicable securities laws and regulations. The Agreement has been, and the other Transaction Agreements will be when executed by Buyer and Buyer Parent (to the extent each is a party), duly executed by Buyer and Buyer Parent and, assuming each of the Transaction Agreements constitutes a valid and binding obligation of the Selling Parties, the Agreement constitutes, and each of the other Transaction Agreements when executed by Buyer and Buyer Parent (to the extent each is party) will constitute, a valid and binding agreement of Buyer and Buyer Parent enforceable against them in accordance with their respective terms, subject, however, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity, regardless of whether such enforceability is considered in equity or at law.

         (b) Subject to regulatory approval under applicable securities laws and regulations, including those of any stock exchanges, the execution and delivery of the Transaction Agreements do not, and the consummation of the Contemplated Transactions and compliance with the provisions of the Transaction Agreements will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Buyer or Buyer Parent pursuant to, any provision of: (a) the Certificate of Incorporation or bylaws of Buyer or Buyer Parent; (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Buyer or Buyer Parent or their respective properties or assets; or
(c) subject to the governmental filings and other matters referred to in SECTION 4.3(B), any statute, law, rule, regulation, judgment, order or decree applicable to Buyer or Buyer Parent or their respective properties or assets, other than with respect to any of the matters described in this SECTION 4.3(B), any such conflicts, violations, defaults, rights or Encumbrances that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Buyer or Buyer Parent, as the case may be, or prevent or materially delay the consummation of any of the Contemplated Transactions.

         (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Buyer or Buyer Parent in connection with the execution and delivery of the Agreement by Buyer or Buyer Parent or the consummation by Buyer or Buyer Parent of the Contemplated Transactions, except for: (i) approval for the listing of the Buyer Shares on The Toronto Stock Exchange and for a quotation on the Nasdaq National Market; (ii) such filings, consents, approvals, orders, registrations and declarations as may be necessary as a result of the issuance of the Buyer Shares, including any orders pursuant to any applicable securities law or any facts or circumstances relating solely to Buyer Parent; and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation of any of the Contemplated Transactions.

         4.3      AUTHORIZATION FOR BUYER SHARES

         Buyer Parent has taken all necessary action to issue the Buyer Shares. The Buyer Shares have been duly authorized and, when issued and delivered in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable and free and clear of all Encumbrances (other than restrictions on transfer imposed by applicable securities laws and the Lock-Up Agreement) and will not be issued in violation of any preemptive rights, rights of first refusal or similar rights.

         4.4      CANADIAN DOCUMENTS

         The Selling Parties have been made aware by Buyer Parent of the location of each statement and report, as may be required to have been filed as of the date hereof under Canadian securities laws (the "CANADIAN DOCUMENTS"). As of their respective filing dates, the Canadian Documents complied in all material respects with the requirements of the securities laws in force in Canada, and none of the Canadian Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Canadian Document.

         4.5      BROKERS, FINDERS OR FINANCIAL ADVISORS

         No broker, investment banker, financial advisor or other person, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by the Agreement based upon arrangements made by or on behalf of any of Buyer.

                                    ARTICLE V

                      PRE-CLOSING COVENANTS OF THE PARTIES

         5.1      CONDUCT OF BUSINESS BY SELLER

         Except to the extent consented to in writing by Buyer or as expressly permitted or contemplated by the Agreement, during the period from the date of the Agreement to the Closing, Seller shall carry on its business in the Ordinary Course of Business and, to the extent consistent therewith, use best efforts to preserve intact its current business organizations, keep available the services of its current employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. Without limiting the generality of the foregoing, without Buyer's written consent during the period from the date of the Agreement to the Closing, none of the Selling Parties shall:

         (a)      amend its Governing Documents;

         (b) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof; or (ii) any assets that are material, individually or in the aggregate, to Seller, except purchases in the Ordinary Course of Business;

         (c) sell, lease, license, mortgage or otherwise encumber or subject to any Encumbrances (other than Permitted Encumbrances pursuant to its existing indebtedness) or otherwise dispose of any of its properties or assets, except in the Ordinary Course of Business;

         (d) incur any indebtedness for borrowed money (except to Buyer) or guarantee any such indebtedness of another person, guarantee any debt securities of another person, except for borrowings under its existing credit facilities for working capital purposes, in an aggregate amount of less than $100,000, the endorsement of checks in the Ordinary Course of Business and the extension of credit to customers in the Ordinary Course of Business; or (ii) make any loans, advances or capital contributions to, or investments in, any other Person;

         (e) except for the items currently contracted for by Seller, make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $10,000 or, in the aggregate, are in excess of $50,000;

         (f) make any material Tax election or settle or compromise any material income Tax liability;

         (g) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued or contingent, asserted or unasserted) relating to the Assets, the business of the Seller or the Assumed Liabilities, without the prior written consent of Buyer, other than the payment, discharge or satisfaction, in the Ordinary Course of Business or in accordance with their terms, of Liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in the Financial Statements or incurred in the Ordinary Course of Business;

         (h) modify, amend or terminate any material Seller Contract, or waive, release or assign any material rights or claims;

         (i) except as required to comply with applicable law, (i) adopt, enter into or amend any Employee Plan; (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any employee of Seller; or (iii) terminate, amend, modify, or grant any awards under, any Employee Plan;

         (j) other than as required by law or GAAP, make any change to its accounting policies or procedures;

         (k) maintain the Assets in a state of repair and condition that complies with Legal Requirements and is consistent with the requirements and Seller's Ordinary Course of Business;

         (l) comply with all Legal Requirements and contractual obligations applicable to the operation of Seller's business;

         (m) except as mutually agreed upon by Seller and Buyer, materially change Seller's existing employment conditions, hire new employees or terminate current Seller employees; or

         (n) authorize any of, or commit or agree to take any of, the foregoing actions.

         5.2      PUBLIC ANNOUNCEMENTS

         From the date of the Agreement until the earlier of the Closing or the termination of the Agreement, no Selling Party will issue or cause the publication of any press release or other public announcement with respect to the Agreement or the Contemplated Transactions without the prior consent of Buyer, which consent shall not be unreasonably withheld; PROVIDED, HOWEVER, that: (a) nothing herein will prohibit either party from issuing or causing publication of any such press release or public announcement to the extent that such party's counsel reasonably determines such action to be required by law, or the regulations of any Governmental Body or the exchanges or markets on which Buyer Parent shares are traded, in which case the party making such determination will, to the greatest extent practicable in light of the circumstances, use best efforts to allow the other party reasonable time to comment on such release or announcement in advance of its issuance; and (b) Buyer and Selling Parties may disclose the Agreement and the Contemplated Transactions to Third Parties in connection with securing consents of such Third Parties and in connection with any Legal Requirements. To the extent feasible, prior to the Closing, all press releases or other announcements or notices regarding the Contemplated Transactions shall be made solely by Buyer.

         5.3      NON-SOLICITATION; NON-NEGOTIATION

         Each of the Selling Parties agrees that, it will not, and it will use its best efforts to cause its Representatives, agents or employees acting on its behalf, not to, after the execution of the Agreement until the earlier of (a) the termination of the Agreement; or (b) the Closing, directly or indirectly, solicit, encourage, initiate, negotiate or discuss with, or provide any nonpublic information to, any Third Party or permit the consummation of any acquisition proposal relating to or affecting Seller, or any direct or indirect interests in Seller, whether by exchange offer, purchase of assets other than in the Ordinary Course of Business or stock, business combination, merger or other transaction, and that Selling Parties will promptly advise Buyer of the terms of any communications they may receive relating to any such acquisition proposal.

         5.4      ACCESS TO INFORMATION, DUE DILIGENCE INVESTIGATION;
                  CONFIDENTIALITY

         The Selling Parties shall afford to Buyer and the Representatives of Buyer access during the period prior to the Closing, to such of the properties, books, Contracts, Records and employees as Buyer may reasonably request for the purpose of conducting a full and complete due diligence investigation of all aspects of Seller, including, without limitation, financial, legal and accounting and, during such period, Selling Parties shall furnish as promptly as possible to Buyer and its Representatives all information concerning Seller and its business, properties and personnel as Buyer may request. Buyer shall make all commercially reasonable efforts to minimize disruption to the business of Seller which may result from the requests for data and information hereunder. All requests for access and information shall be coordinated through senior executives of the parties to be designated. Any investigation by Buyer shall not affect the representations and warranties of any of the Selling Parties.

         5.5      BEST EFFORTS

         Subject to the terms and conditions herein, each of the parties hereto agrees to use best efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable laws and regulations to consummate and make effective the Contemplated Transactions, including without limitation, fulfillment of the conditions to Closing set forth herein. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of the Agreement or the Contemplated Transactions, including, without limitation, the execution of additional instruments, Buyer and the Selling Parties shall take all such necessary action.

         5.6      COVENANTS OF PARTIES

         From the date of the Agreement until the earlier of the Closing or the termination of the Agreement, no party shall take any action, except in every case as may be required by applicable law, that would or is intended to result in: (a) any of its representations and warranties set forth in the Agreement that are qualified as to materiality being or becoming untrue; (b) any of such representations and warranties that are not so qualified becoming untrue in any manner having a Material Adverse Effect on such Party; (c) any of the conditions set forth in the Agreement not being satisfied or in a violation of any provision of the Agreement; or (d) adversely affecting the ability of any of them to obtain any of the Consents or approvals required from any Governmental Body as a condition to Closing.

         5.7      NOTIFICATION

         Between the date of the Agreement and the Closing, Selling Parties shall promptly notify Buyer in writing if any of them becomes aware of (a) any fact or condition that causes or constitutes a Breach of any of Selling Parties' representations and warranties made as of the date of the Agreement; or (b) the occurrence after the date of the Agreement of any fact or condition that would be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of such fact or condition. Should any such fact or condition require any change to the Disclosure Letter, Seller shall promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. If Selling Parties timely furnish Buyer with a supplement to the Disclosure Letter under clause (b) of this
SECTION 5.7, then Buyer has the option, by delivering written notice to Selling Parties of either (i) waiving the Breaches identified in such supplement to the Disclosure Letter (the "WAIVED BREACHES"), in which event the Disclosure Letter shall be deemed amended to reflect such exceptions to the representations and warranties and the subject matter thereof, or (ii) terminating this Agreement as provided in SECTION 8.1(A), whereupon the Selling Parties, Buyer and Buyer Parent shall have no further obligations to each other with respect to any Liability of Selling Parties for any such Waived Breaches, notwithstanding
SECTION 8.2. Except as set forth in the immediately preceding sentence, such delivery of a supplement to the Disclosure Letter shall not affect any rights of Buyer under Article 8 and Article 10. During the same period, Selling Parties also shall promptly notify Buyer of the occurrence of any Breach of any covenant to Buyer in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 6 impossible or unlikely.

         5.8      REQUIRED APPROVALS

         As promptly as practicable after the date of the Agreement, Buyer shall make, or cause to be made, all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions. Buyer also shall cooperate, and cause its Related Persons to cooperate, with Seller (a) with respect to all filings Seller shall be required by Legal Requirements to make; and (b) in obtaining all Consents identified in Part 3.14(c).

         5.9      DEMONSTRATION UNITS

         Selling Parties shall enter into an agreement with Buyer, in form and substance reasonably satisfactory to Buyer, to sell to Buyer or its designee contemporaneously with the Closing at a total price of $10,000 all demonstration units identified in Part 5.9 held by Related Persons of Seller.

         5.10     CHANGE OF NAME

         On or before the Closing Date, Seller, General Partner, Limited Partner and Seller Parent shall (a) amend their Governing Documents and take all other actions necessary to change such parties' names to ones sufficiently dissimilar to such parties' present names, in Buyer's judgment, to avoid confusion; and (b) take all actions requested by Buyer to enable Buyer to change its name to Seller's present name.

         5.11     INTERIM FINANCIAL STATEMENTS

         Until the Closing Date, Seller shall deliver to Buyer within fifteen
(15) days after the end of each month complete and correct copies of the Seller's unaudited balance sheet and the related statements of loss, deficit and cash flows for such month prepared in a manner and containing information consistent with Seller's current practices and certified by Seller's chief financial officer as to compliance with SECTION 3.3.

         5.12     PAYMENT OF LIABILITIES

         Seller shall pay or otherwise satisfy in the Ordinary Course of Business all of its Liabilities and obligations.

         5.13     TERMINATION OF EMPLOYEE PLANS

         Prior to the date of Closing, Seller will take all actions necessary to terminate Seller's Employee Plans effective as of the date immediately prior to the date of Closing. On or prior to the Closing Date, Seller will deliver to Buyer a copy of all notifications given to employees and their spouses and dependants within the four-year period preceding the Closing Date of their rights under Section 601 et seq. of ERISA, Section 4980B of the Code, Section 9801 et seq. of the Code, and under all other applicable federal and state laws regulating the notice requirements of Group Health Plans (as defined in Section 607(1) of ERISA).

         5.14     LOAN TO SELLER

         If the Closing occurs, at the Closing, if requested by Seller, Buyer shall lend Seller the principal sum of $587,000 pursuant to the promissory note in the form of EXHIBIT 5.14(A) (the "NOTE") executed by Seller; provided that the Selling Parties other than Seller and the Founders execute a Guaranty of performance and payment in the form of EXHIBIT 5.14(B) (the "GUARANTY").

         5.15     PATENT APPLICATION DUE DILIGENCE

         Subject to that Confidentiality Agreement dated September 4, 2002 by and among the Seller and Sami Yazdi, Nando Digiambattista and Patrick Ostiguy of Buyer Parent (the "PATENT RECIPIENTS"), the Selling Parties have provided to the Patent Recipients that certain OC-192 Patent Application covering method and system for framing bits (the "PATENT APPLICATION") and other evidence in the form and substance reasonably acceptable to the Patent Recipients, in order to perform a due diligence review to assess and evaluate the Patent Application. Buyer shall cause the Patent Recipients to notify Seller and Buyer in writing on or before September 15, 2002, after they have received the complete Patent Application under this SECTION 5.15 whether or not the Patent Recipients are satisfied with their due diligence review of the Patent Application.

                                   ARTICLE VI

               CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

         Buyer's obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

         6.1      ACCURACY OF REPRESENTATIONS

         (a) All of Selling Parties' representations and warranties in the Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of the Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, without giving effect to any supplement to the Disclosure Letter (unless the Breaches dislcosed in any such supplement have been waived by Buyer in accordance with Section 5.7).

         (b) Each of the representations and warranties in SECTIONS 3.1(B) and 3.3 and each of the representations and warranties in the Agreement that contains an express materiality qualification, shall have been accurate in all respects as of the date of the Agreement, and shall be accurate in all respects as of the time of the Closing as if then made, without giving effect to any supplement to the Disclosure Letter (unless the Breaches dislcosed in any such supplement have been waived by Buyer in accordance with Section 5.7).

         6.2      SELLING PARTIES' PERFORMANCE

         All of the covenants and obligations that Selling Parties are required to perform or to comply with pursuant to the Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with.

         6.3      CONSENTS

         Each of the Consents identified in Part 3.14(c) shall have been obtained and shall be in full force and effect.

         6.4      ADDITIONAL DOCUMENTS

         Selling Parties shall have caused the documents and instruments required by SECTION 2.8(A) and the following documents to be delivered (or tendered subject only to the Closing) to Buyer:

         (a) An opinion of Scheef and Stone, L.L.P., dated the Closing Date, in the form of EXHIBIT 6.4(A);

         (b) The Certificate of Limited Partnership, Agreement of Limited Partnership and all amendments thereto of Seller, duly certified as of a recent date by the Secretary of State of Delaware;

         (c) Certificates dated as of a date not earlier than the fifth Business Day prior to the Closing as to the good standing of Seller and payment of all applicable state Taxes by Seller, executed by the appropriate officials of the State of Delaware and each jurisdiction in which Seller is licensed or qualified to do business as specified in Part 3.1(a); and

         (d) Such other documents as Buyer may reasonably request for the purpose of:

                  (i) evidencing the accuracy of any of Selling Parties' representations and warranties;

                  (ii) evidencing the performance by Selling Parties of, or the compliance by Selling Parties with, any covenant or obligation required to be performed or complied with by Selling Parties;

                  (iii) evidencing the satisfaction of any condition referred to in this Article 6; or

                  (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

         (e) Releases of all Seller employees from non-disclosure and other similar agreements they may have entered into with any of the Seller Parties or their predecessors.

         6.5      NO PROCEEDINGS

         Since the date of the Agreement, there shall not have been commenced or threatened against Buyer, or against any Related Person of Buyer, any Proceeding
(a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

         6.6      NO CONFLICT

         Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or any Related Person of Buyer to suffer any adverse consequence under (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body.

         6.7      EMPLOYMENT AGREEMENTS

         Each of the Founders shall have duly executed and delivered to Buyer the Employment Agreements. Ninety percent (90%) of Seller employees as of the date of this Agreement who are offered employment by Buyer shall have accepted Buyer's offer for employment, and each such accepting employee shall have delivered to Buyer a non-disclosure agreement in the form attached hereto as
EXHIBIT 6.7.

         6.8      LOCK-UP AGREEMENT

         Selling Parties shall have entered into the Lock-Up Agreement.

         6.9      GOVERNMENTAL AUTHORIZATIONS

         Buyer shall have received such Governmental Authorizations as are necessary or desirable to allow Buyer to consummate the Contemplated Transactions and to operate the Assets from and after the Closing.

         6.10     SECURITIES REGULATORY APPROVALS

         The regulatory approvals required under United States and Canadian securities laws and under the bylaws, regulations or policies of the United States and Canadian securities regulatory authorities and stock exchanges.

         6.11     RELEASE OF SUBLEASE AGREEMENT

         Seller shall have delivered to Buyer a binding agreement in form and substance satisfactory to Buyer and duly executed by CISCO Systems, Inc. that terminates that certain Sublease Agreement between gnubi communications, Inc. and CISCO Systems, Inc. dated as of July 27, 2001 and that releases the Selling Parties from all Liabilities thereunder.

         6.12     ARRANGEMENT WITH THE FROST NATIONAL BANK

         Buyer, Selling Parties and The Frost National Bank shall have entered into a mutually agreeable agreement providing for the following in connection with the Contemplated Transactions:

         (a) Buyer shall have a first priority security interest in the Buyer Shares securing payment of the indemnification obligations of the Selling Parties under this Agreement, and Buyer shall retain control of the Buyer Shares;

         (b) The Frost National Bank shall have a second priority security interest in the Buyer Shares, subordinate to the security interest of Buyer, and shall not be able to foreclose upon any Buyer Shares unless and until the Buyer Shares are released to Seller under the Lock-Up Agreement;

         (c) Buyer shall have a second priority security interest in the Selling Parties' right to all Tax refunds, subordinate to the interest of The Frost National Bank (to the extent that the amount of Seller's indebtedness to The Frost National Bank does not increase other than as a result of the accrual of interest, costs, reasonable attorneys' fees and all other expenses pursuant to the terms of the loan documents between the Selling Parties and The Frost National Bank), and securing payment of the Note;

         (d) Buyer shall not exercise its right to set off amounts due under the Note against payment of the Earn-out Amount unless and until all indebtedness owed to The Frost National Bank is paid in full (to the extent that the amount of Seller's indebtedness to The Frost National Bank does not increase other than as a result of the accrual of interest, costs, reasonable attorneys' fees and all other expenses pursuant to the terms of the loan documents between the Selling Parties and The Frost National Bank);

         (e) Buyer may set off at any time claims under Article 10 of this Agreement against the Buyer Shares held under the Lock-Up Agreement;

         (f) Seller shall not make any payments on the Note unless and until the indebtedness owed to The Frost National Bank is paid in full (to the extent that the amount of Seller's indebtedness to The Frost National Bank does not increase other than as a result of the accrual of interest, costs, reasonable attorneys' fees and all other expenses pursuant to the terms of the loan documents between the Selling Parties and The Frost National Bank);

         (g) the Guaranty shall be subordinate (to the extent that the amount of Seller's indebtedness to The Frost National Bank does not increase other than as a result of the accrual of interest, costs, reasonable attorneys' fees and all other expenses pursuant to the terms of the loan documents between the Selling Parties and The Frost National Bank) to the guaranties of the indebtedness to The Frost National Bank signed by Seller Parent, JRS, General Partner and Limited Partner; and

         (h) to the extent that the provisions of this SECTION 6.12 conflict with any other provision of this Agreement, the provisions of this
SECTION 6.12 will control.

                                   ARTICLE VII

              CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

         Seller's obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

         7.1      ACCURACY OF REPRESENTATIONS

         (a) All of Buyer and Buyer Parent's representations and warranties in the Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of the Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made.

         (b) Each of the representations and warranties in SECTION 4.2(A) and each of the representations and warranties in the Agreement that contains an express materiality qualification, shall have been accurate in all respects as of the date of the Agreement, and shall be accurate in all respects as of the time of the Closing as if then made.

         7.2      BUYER AND BUYER PARENT'S PERFORMANCE

         All of the covenants and obligations that Buyer and Buyer Parent is required to perform or to comply with pursuant to the Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

         7.3      NO PROCEEDINGS

         Since the date of the Agreement there shall not have been commenced or threatened against Selling Parties or against any Related Person of Selling Parties, any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

         7.4      ADDITIONAL DOCUMENTS

         Buyer shall have caused to be delivered to Selling Parties an opinion in the form of EXHIBIT 7.4, which opinions may be divided between Haynes and Boone, LLP, and in-house counsel to Buyer Parent, and the documents and instruments required by SECTION 2.8(B) and such other documents as Seller may reasonably request for the purpose of:

         (a) evidencing the accuracy of any of Buyer's or Buyer Parent's representations and warranties;

         (b) evidencing the performance by Buyer or Buyer Parent of, or the compliance by Buyer or Buyer Parent with, any covenant or obligation required to be performed or complied with by Buyer or Buyer Parent;

         (c) evidencing the satisfaction of any condition referred to in this Article 7; or

         (d) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

                                  ARTICLE VIII

                                   TERMINATION

         8.1      TERMINATION EVENTS

         By notice given prior to or at the Closing, subject to SECTION 8.2, the Agreement may be terminated as follows:

         (a) by Buyer, if a material Breach of any provision of the Agreement has been committed by any of the Selling Parties;

         (b) by Seller, if a material Breach of any provision of the Agreement has been committed by Buyer or Buyer Parent;

         (c) by Buyer, if any condition in Article 6 has not been satisfied as of September 30, 2002 or such later date as the parties may mutually agree, or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under the Agreement);

         (d) by Seller, if any condition in Article 7 has not been satisfied as of September 30, 2002 or such later date as the parties may mutually agree, or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Selling Parties to comply with their obligations under the Agreement);

         (e)      by mutual written consent of Buyer and Seller;

         (f) by Buyer, if the Closing has not occurred on or before October 31, 2002, or such later date as the parties may agree upon, unless the Buyer is in material Breach of the Agreement;

         (g) by Seller, if the Closing has not occurred on or before October 31, 2002, or such later date as the parties may agree upon, unless the Selling Parties are in material Breach of the Agreement; or

         (h) by Buyer, on or before September 15, 2002, if the results of the due diligence review of the Patent Application are not satisfactory to the Patent Recipients in their sole discretion.

         8.2      EFFECT OF TERMINATION

         Each party's right of termination under SECTION 8.1 is in addition to any other rights it may have under the Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If the Agreement is terminated pursuant to SECTION 8.1, all obligations of the parties under the Agreement will terminate, except that the obligations of the parties in this SECTION 8.2 and Articles 11 and 12 (except for those in SECTION 12.12) will survive; PROVIDED, HOWEVER, that the termination of this Agreement shall not relieve any party for the consequences of such party's Breach of this Agreement.

                                   ARTICLE IX

                              ADDITIONAL COVENANTS

         9.1      PAYMENT OF ALL TAXES RESULTING FROM SALE OF ASSETS BY SELLER

         Selling Parties shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets pursuant to the Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements.

         9.2      PAYMENT OF OTHER RETAINED LIABILITIES

         In addition to payment of Taxes pursuant to SECTION 9.1, Selling Parties shall pay, or make adequate provision for the payment, in full all of the Retained Liabilities and other Liabilities of Seller under the Agreement. Selling Parties shall pay all indebtedness owing to The Frost National Bank promptly after receipt by Seller of any tax refund, to the extent of the tax refund.

         9.3      REMOVING EXCLUDED ASSETS

         On or before the Closing Date, Selling Parties shall remove all Excluded Assets from all Facilities and other Real Property to be occupied by Buyer. Such removal shall be done in such manner as to avoid any damage to the Facilities and other properties to be occupied by Buyer and any disruption of the business operations to be conducted by Buyer after the Closing. Any damage to the Assets or to the Facilities resulting from such removal shall be paid by Selling Parties at the Closing. Should Selling Parties fail to remove the Excluded Assets as required by this Section, Buyer shall have the right, but not the obligation, (a) to remove the Excluded Assets at Selling Parties' sole cost and expense; (b) to store the Excluded Assets and to charge Selling Parties all storage costs associated therewith; (c) to treat the Excluded Assets as unclaimed and to proceed to dispose of the same under the laws governing unclaimed property; or (d) to exercise any other right or remedy conferred by the Agreement or otherwise available at law or in equity. Selling Parties shall promptly reimburse Buyer for all costs and expenses incurred by Buyer in connection with any Excluded Assets not removed by Selling Parties on or before the Closing Date.

         9.4      REPORTS AND RETURNS

         Seller shall promptly after the Closing prepare and file all reports and returns required by Legal Requirements relating to the business of Seller as conducted using the Assets, to and including the Effective Time.

         9.5      ASSISTANCE IN PROCEEDINGS

         The parties to this Agreement will cooperate with each other and their respective counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction; or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller or its business or Founders.

         9.6      NONCOMPETITION; NONSOLICITATION; NONDISPARAGEMENT

         (a) NONCOMPETITION. None of the Selling Parties shall, for a period of three (3) years from the Closing Date, within Canada, the United States, the European Union and in any other country in which

Buyer or Seller presently conducts or may conduct business, engage in any business which develops, manufactures and sells high-performance test, measurement and automation instruments that are used in a variety of applications in the telecommunications and data communications networking industries and includes any other technologies and/or applications which are directly competitive with the business of the Seller or Buyer as the business of the Seller and Buyer may change from time to time (the "Business") in the future (or in the case of the Founders, as such Business is conducted during their respective terms of employment with Seller and Buyer), without the prior written consent of Buyer, directly or indirectly, in any manner whatsoever, including, without limitation, either individually or in partnership or jointly or in conjunction with any other person, as employee, principal, agent, shareholder or in any other manner whatsoever, carry on or be engaged in or be concerned with or lend money to, guarantee the debts or obligations of, or permit their names to be used or employed by any person or entity engaged or concerned with or interested in the Business.

         (b) NONSOLICITATION. For a period of three (3) years after the Closing Date, none of the Selling Parties shall, directly or indirectly:

                  (i) solicit the business of any Person who is or was a customer of Seller as of the Closing or during the year preceding the Closing if the solicitation is not made, directly or indirectly, by a Person who is engaged, or intends to engage, in whole or in part in a business similar to the Business;

                  (ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer;

                  (iii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; or

                  (iv) hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.

         (c) NONDISPARAGEMENT. After the Closing Date, none of the Selling Parties will disparage Buyer, Buyer Parent or any of their respective shareholders, directors, officers, employees or agents.

         (d) MODIFICATION OF COVENANT. If a court or tribunal of competent jurisdiction determines that any term or provision contained in SECTION 9.6(A) through (C) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This SECTION 9.6 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This SECTION 9.6 is reasonable and necessary to protect and preserve Buyer's legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Selling Parties.


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

         9.7      CUSTOMER AND OTHER BUSINESS RELATIONSHIPS

         After the Closing, Selling Parties will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Selling Parties existing prior to the Closing and relating to the business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Selling Parties will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Selling Parties will refer to Buyer all inquiries relating to such business. No Selling Party nor any of their respective employees or agents shall take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the business of Buyer and Buyer Parent to be engaged in after the Closing, including disparaging the name or business of Buyer or Buyer Parent.

         9.8      EMPLOYEES AND EMPLOYEE BENEFITS

         (a)      INFORMATION ON ACTIVE EMPLOYEES

         For the purpose of this Agreement, the term "ACTIVE EMPLOYEES" shall mean all employees employed on the Closing Date by Seller for its business who are set forth on Part 3.20.

         (b)      EMPLOYMENT OF ACTIVE EMPLOYEES BY BUYER

                  (i) Buyer may make an offer of employment to any Active Employee, whose acceptance of such offer will be effective on the Closing Date (the "HIRED ACTIVE EMPLOYEES"). Subject to Legal Requirements, Buyer will have reasonable access to the Facilities and personnel Records (including performance appraisals, disciplinary actions and grievances) of Seller for the purpose of preparing for and conducting employment interviews with all Active Employees and will conduct the interviews as expeditiously as possible prior to the Closing Date. Access will be provided by Seller upon reasonable prior notice during normal business hours. Effective immediately before the Closing, Seller will terminate the employment of all of the Active Employees.

                  (ii) No Selling Party or their Related Persons shall solicit the continued employment of any Active Employee (unless and until Buyer has informed Seller in writing that the particular Active Employee will not receive any employment offer from Buyer) or the employment of any Hired Active Employee after the Closing.

                  (iii) It is understood and agreed that (A) Buyer's expressed intention to extend offers of employment as set forth in this section shall not constitute any Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment; and (B) employment offered by Buyer is "at will" and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.


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

         (c)      SALARIES AND BENEFITS

                  (i) Seller shall be responsible for the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Seller through the close of business on the Closing Date, including pro rata bonus payments and all vacation pay earned prior to the Closing Date. Seller shall be solely liable for any severance payment required to be made to its employees due to the Contemplated Transactions.

                  (ii) Seller shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date under the Employee Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

         (d)      GENERAL EMPLOYEE PROVISIONS

                  (i) Seller shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this SECTION 9.8 as may be necessary to carry out the arrangements described in this SECTION 9.8.

                  (ii)     If any of the arrangements described in this SECTION
         9.8 are determined by the IRS or other Governmental Body to be prohibited by law, Seller and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

                  (iii) Seller shall provide Buyer with completed I-9 forms and attachments with respect to all Hired Active Employees, except for such employees as Seller certifies in writing to Buyer are exempt from such requirement.

                  (iv) Buyer shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller.

         9.9      FURTHER ASSURANCES

         The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under the Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of the Agreement and the Contemplated Transactions; provided, that, neither Buyer nor Buyer Parent shall be required to dispose of or make any material change to its business to comply with SECTION 9.9.

         9.10     RETENTION OF AND ACCESS TO RECORDS

         After the Closing Date, Buyer shall retain for a period consistent with Buyer's record-retention policies and practices those Records of Seller delivered to Buyer. Buyer also shall provide Selling Parties and their Representatives reasonable access thereto, during normal business hours and on at least three days' prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits or third party claims. After the Closing Date, Selling Parties shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets, during normal business hours and on at least three days' prior written notice, for any reasonable business purpose specified by Buyer in such notice.

         9.11     DISTRIBUTION OF BUYER SHARES

         After the Closing, if Seller desires to distribute the Buyer Shares, subject to the Lock Up Agreement, to the ultimate beneficial owners of Seller Parent set forth on EXHIBIT 9.11 (the "ULTIMATE BENEFICIAL OWNERS"), then, subject to all Legal Requirements and at the expense of Seller, Buyer and Buyer Parent shall use commercially reasonable efforts to assist Seller in effecting the transfer of the Buyer Shares into the names of the Ultimate Beneficial Owners in the percentages set forth on EXHIBIT 9.11; provided, that such Buyer Shares must be distributed to the Ultimate Beneficial Owners pro rata according to their respective ownership interest in Seller Parent and no Ultimate Beneficial Owner may furnish any consideration for the Buyer Shares that are distributed; provided, further, that each of the Ultimate Beneficial Owners must deliver an executed investment representation letter in a form reasonably satisfactory to Buyer, must agree in writing to be bound by the Lock Up Agreement as if the Ultimate Beneficial Owner were a party thereto and must appoint Seller in writing as the Ultimate Beneficial Owner's representative for all purposes under the Lock Up Agreement.

         9.12     OPERATION OF BUYER

         From the Closing Date until 120 days after the Closing Date, Buyer shall not terminate the employment of any of the twenty (20) individuals whose name is set forth on Part 9.12 (the "COVERED EMPLOYEES"), except for just cause. If Buyer terminates the employment of an aggregate of four (4) or more of the Covered Employees without just cause on or before the first anniversary of the Closing Date (the termination of the fourth Covered Employee and any additional termination of a Covered Employee thereafter being a "TERMINATION EVENT"), the Earn Out Amount shall be adjusted with respect to each Termination Event by reducing each dollar threshold within the definition of "EARN OUT AMOUNT" by an amount equal to the product of (x) the subject dollar threshold, multiplied by
(y) the Covered Employee Percentage, multiplied by (z) the Remaining Term Percentage.

                                    ARTICLE X

                            INDEMNIFICATION; REMEDIES

         10.1     SURVIVAL

         All representations, warranties, covenants and obligations in this Agreement, the Disclosure Letter, any supplement to the Disclosure Letter, the certificates delivered pursuant to SECTION 2.8 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to SECTION 10.7. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.


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

         10.2     INDEMNIFICATION AND REIMBURSEMENT BY SELLING PARTIES

         Each Selling Party, jointly and severally, will indemnify and hold harmless Buyer and Buyer Parent, and their respective Representatives, Subsidiaries and Related Persons (collectively, the "BUYER INDEMNIFIED PERSONS"), and will reimburse the Buyer Indemnified Persons for any loss, liability (including the STRICT LIABILITY of any Buyer Indemnified Person), claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (collectively, "DAMAGES"), arising from or in connection with:

         (a) any Breach of any representation or warranty made by any Selling Party in (i) this Agreement (without giving effect to any supplement to the Disclosure Letter, unless such Breach disclosed in such supplement has been waived by Buyer in accordance with SECTION 5.7) or the other Transaction Agreements, (ii) the Disclosure Letter, (iii) any supplement to the Disclosure Letter, (iv) the certificates delivered pursuant to SECTION 2.8 (for this purpose, each such certificate will be deemed to have stated that Seller Parties' representations and warranties in the Agreement fulfill the requirements of SECTION 7.1 as of the Closing Date as if made on the Closing Date without giving effect to any supplement to the Disclosure Letter, unless such Breach disclosed in such supplement has been waived by Buyer in accordance with SECTION 5.7), (v) any transfer instrument or (vi) any other certificate, document, agreement, writing or instrument delivered by any Selling Party pursuant to the Agreement;

         (b) any Breach of any covenant or obligation of any Selling Party in the Agreement, the other Transaction Agreements or in any other certificate, document, agreement, writing or instrument delivered by any Selling Party pursuant to the Agreement;

         (c) any Liability arising out of the ownership or operation of the Assets prior to the Effective Time other than the Assumed Liabilities;

         (d) any brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with any Selling Party (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

         (e) any product or component thereof manufactured by or shipped, or any services provided by, any Selling Party, in whole or in part, prior to the Closing Date other than as provided in SECTION 2.4(A)(III);

         (f)      any matter disclosed in Parts 3.15 of the Disclosure Letter;

         (g) any noncompliance with any fraudulent transfer law in respect of the Contemplated Transactions;

         (h) any liability under the WARN Act or any similar state or local Legal Requirement that may result from an "EMPLOYMENT LOSS", as defined by 29 U.S.C. sect. 2101(a)(6), caused by any action of Selling Parties prior to the Closing or by Buyer's decision not to hire previous employees of Seller;

         (i) any Employee Plan established or maintained by Seller or any Related Person; or

         (j)      any Retained Liabilities.

         10.3     TAX INDEMNIFICATION

         Selling Parties agree, jointly and severally, to indemnify and hold harmless the Buyer Indemnified Persons against any Losses incurred or paid by a Buyer Indemnified Party, which arise as a result of (i) any liability for any Taxes imposed on Seller pursuant to federal, state, local or foreign law; and (ii) any breach of the representations or warranties made by Selling Parties in SECTION 3.11 (all such Losses being "TAX LOSSES"). Any indemnity payments to or from Selling Parties or to or from Buyer pursuant to the Agreement, whether under this SECTION 10.3 or otherwise, shall be treated by Buyer and Selling Parties as purchase price adjustments for all tax purposes. All indemnification obligations set forth in this SECTION 10.3 shall be treated as "TAX CLAIMS" for purposes of this Agreement.

         10.4     INDEMNIFICATION AND REIMBURSEMENT BY BUYER

         Buyer and Buyer Parent, jointly and severally, will indemnify and hold harmless Selling Parties, and will reimburse Selling Parties, for any Damages arising from or in connection with:

         (a) any Breach of any representation or warranty made by Buyer or Buyer Parent in this Agreement, the other Transaction Agreements or in any certificate, document, writing or instrument delivered by Buyer or Buyer Parent pursuant to the Agreement;

         (b) any Breach of any covenant or obligation of Buyer or Buyer Parent in this Agreement, the other Transaction Agreements or in any other certificate, document, writing or instrument delivered by Buyer pursuant to the Agreement;

         (c) any brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Buyer or Buyer Parent (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

         (d) any Liability arising out of the ownership or operation of the Assets after the Effective Time other than the Retained Liabilities; or

         (e)      any Assumed Liabilities.

         10.5     LIMITATIONS ON AMOUNT--SELLING PARTIES

         The Selling Parties shall have no liability (for indemnification or otherwise) with respect to claims under SECTION 10.2(A) until the total of all Damages with respect to such matters exceeds forty thousand dollars ($40,000), in which event Selling Parties shall become liable for the full amount of all claims on a dollar for dollar basis, up to a maximum amount equal to fifty percent (50%) of the Purchase Price (the Purchase Price being calculated for this purpose as if the Annual Buyer Revenues equal or exceed $15,000,000 and without regard to any reduction of the Earn-out Amount pursuant to SECTION 9.12). However, this SECTION 10.5 will not apply to claims under Section 10.2(B) through (J) or to matters arising in respect of SECTIONS 3.6, 3.11, 3.19, 3.22, 3.23, 3.24, or 3.25 or to any Breach of any Selling Party's representations and warranties of which any Selling Party had Knowledge at any time prior to the date on which such representation and warranty is made, and Selling Parties will be jointly and severally liable for all Damages with respect to such Breaches. In determining the amount of any Damages for which Buyer Indemnified Persons may seek indemnification under SECTION 10.2(A), any materiality standard or qualification shall be disregarded.

         10.6     LIMITATIONS ON AMOUNT--BUYER AND BUYER PARENT

         Buyer and Buyer Parent shall have no liability (for indemnification or otherwise) with respect to claims under SECTION 10.4(A) until the total of all Damages with respect to such matters exceeds forty thousand dollars ($40,000) in which event Buyer and Buyer Parent shall become liable for the full amount of all claims on a dollar for dollar basis, up to a maximum amount equal to fifty percent (50%) of the

Purchase Price (the Purchase Price being calculated for this purpose as if the Annual Buyer Revenues equal or exceed $15,000,000 and without regard to any reduction of the Earn-out Amount pursuant to SECTION 9.12). However, this
SECTION 10.6 will not apply to claims under SECTION 10.4(B) through (D) or to any Breach of any of Buyer's or Buyer Parent's representations and warranties of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyer of any covenant or obligation, and Buyer and Buyer Parent will be liable for all Damages with respect to such Breaches. In determining the amount of any Damages for which Selling Parties may seek indemnification under SECTION 10.4(A), any materiality standard or qualification shall be disregarded.

         10.7     TIME LIMITATIONS

         (a) If the Closing occurs, Selling Parties will have liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date (other than those in SECTIONS 2.1 AND 2.4(B) and Articles 9 and 11, as to which a claim may be made at any time) or (ii) a representation or warranty (other than those in SECTIONS 3.1, 3.6, 3.11, 3.13, 3.19, 3.21, 3.22, 3.23 AND 3.24, as to which a claim may be made at any time), only if on or before the date which is the third anniversary of the Closing Date, Buyer notifies Selling Parties of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer.

         (b) If the Closing occurs, Buyer and Buyer Parent will have liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date (other than those in SECTIONS 2.1 and 2.4(A) and Article 11, as to which a claim may be made at any time); or (ii) a representation or warranty (other than that set forth in SECTION 4.2(A), as to which a claim may be made at any time) only if on or before the date which is the third anniversary of the Closing Date, Selling Parties notify Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Selling Parties.

         10.8     RIGHT OF SETOFF

         Except as prohibited by Section 6.12, upon notice to Selling Parties specifying in reasonable detail the basis therefor, Buyer may set off any amount to which it may be entitled under this Article 10 or under the Note against amounts otherwise payable under this Agreement and may give notice of a claim under the Lock-Up Agreement. Neither the exercise of nor the failure to exercise such right of setoff or to give a notice of a claim will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it. With respect to claims under Article 10, Buyer shall be entitled to set off such claim against amounts due to Seller under SECTION 2.3(C) only to the extent that such claim exceeds the Value (as defined in the Lock-Up Agreement) of the Buyer Shares then held by Buyer under the Lock-Up Agreement.

         10.9     THIRD-PARTY CLAIMS

         (a)      Promptly after receipt by a Person entitled to indemnity under
SECTION 10.2, 10.3 OR 10.4 (an "INDEMNIFIED PERSON") of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an "INDEMNIFYING PERSON") of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person's failure to give such notice.

         (b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to SECTION 10.9(A) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to


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

participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate; or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of the Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification; and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person's Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

         (c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of the Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

         (d) Notwithstanding the provisions of SECTION 12.7, the parties to this Agreement hereby consent to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under the Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on the parties to this Agreement with respect to such a claim anywhere in the world.

         (e) With respect to any Third-Party Claim subject to indemnification under this Article 10: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel; and
(ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

         (f) With respect to any Third-Party Claim subject to indemnification under this Article 10, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its best efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure); and (ii) all communications between any party hereto and counsel


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

responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

         10.10    OTHER CLAIMS

         A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice except to the extent that the claim has been satisfied pursuant to SECTION 10.8.

         10.11    INDEMNIFICATION IN CASE OF STRICT LIABILITY OR
                  INDEMNITEE NEGLIGENCE

         THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE 10 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LEGAL REQUIREMENT) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

                                   ARTICLE XI

                                 CONFIDENTIALITY

         11.1     DEFINITION OF CONFIDENTIAL INFORMATION

         (a) As used in this Article 11, the term "CONFIDENTIAL INFORMATION" includes any and all of the following information of Selling Parties, Buyer or Buyer Parent that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Buyer and Buyer Parent on the one hand or Selling Parties, collectively, on the other hand) or its Representatives (collectively, a "DISCLOSING PARTY") to the other party or its Representatives (collectively, a "RECEIVING PARTY"):

                  (i) all information that is a trade secret under applicable trade secret or other law;

                  (ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, schematics, data sheets, work product, techniques, programs, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware and computer software and database technologies, systems, structures and architectures;

                  (iii) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants' materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client, customer and supplier lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party's documents or property or discussions with the Disclosing Party regardless of the form of the communication; and

                  (iv) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

         (b) Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Article 11, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Article 11 to the extent included within the definition. In the case of trade secrets, each of Buyer, Buyer Parent or any Selling Party hereby waives any requirement that the other party submit proof of the economic value of any trade secret or post a bond or other security.

         11.2     RESTRICTED USE OF CONFIDENTIAL INFORMATION

         (a) Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of the Agreement or with the prior written consent of an authorized representative of Seller with respect to Confidential Information of Selling Parties (each, a "SELLER CONTACT") or an authorized representative of Buyer with respect to Confidential Information of Buyer or Buyer Parent (each, a "BUYER CONTACT"). Each of Buyer, Buyer Parent and any Selling Party shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Buyer, Buyer Parent or any Selling Party, as the case may be, of the obligations of this Article 11 with respect to such information. Each of Buyer, Buyer Parent and any Selling Party shall (i) enforce the terms of this Article 11 as to its respective Representatives; (ii) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Article 11; and (iii) be responsible and liable for any breach of the provisions of this Article 11 by it or its Representatives.

         (b) Unless and until the Agreement is terminated, Selling Parties shall maintain as confidential any Confidential Information (including for this purpose any information of any Selling Party of the type referred to in SECTIONS 11.1(A)(I), (II) and (III), whether or not disclosed to Buyer or Buyer Parent) of any Selling Party relating to any of the Assets or the Assumed Liabilities. Notwithstanding the preceding sentence, Seller may use any Confidential Information of Seller before the Closing in the Ordinary Course of Business in connection with the transactions permitted by SECTION 5.1.

         (c) From and after the Closing, the provisions of SECTION 11.2(A) above shall not apply to or restrict in any manner Buyer or Buyer Parent's use of any Confidential Information of Selling Parties relating to any of the Assets or the Assumed Liabilities.

         11.3     EXCEPTIONS

         SECTIONS 11.2(A) and (B) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this Article 11 or the Confidentiality Agreement by the Receiving Party or its Representatives; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. No Selling Party shall disclose any Confidential Information of any Selling Party relating to any of the Assets or the Assumed Liabilities in reliance on the exceptions in clauses (b) or (c) above.

         11.4     LEGAL PROCEEDINGS

         If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article 11, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article 11. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party's counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this SECTION 11.4 do not apply to any Proceedings between the parties to the Agreement.

         11.5     RETURN OR DESTRUCTION OF CONFIDENTIAL INFORMATION

         If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Seller Contact or a Buyer Contact (whichever represents the Disclosing Party) destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party, PROVIDED, HOWEVER, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party's Confidential Information is returned.

         11.6     ATTORNEY-CLIENT PRIVILEGE

         The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The parties (a) share a common legal and commercial interest in all of the Disclosing Party's Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party's Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either party become subject to any actual or threatened Proceeding to which the Disclosing Party's Confidential Information covered by such protections and privileges relates; and (d) intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential

Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.

                                   ARTICLE XII

                               GENERAL PROVISIONS

         12.1     ENTIRE AGREEMENT; AMENDMENTS

         The Agreement, together with the Exhibits and Parts hereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into the Agreement and the Exhibits and Parts hereto.

         12.2     NOTICES

         All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next Business Day; (c) three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) two (2) Business Days after deposit with recognized overnight courier, specifying next day delivery, with written verification of receipt. The address for all notices, requests, consents and other communications hereunder to the parties to the Agreement shall be delivered or sent to the following:

Selling Parties:

                         gnubi communications, L.P.
                         4275 Kellway Circle, Suite 122
                         Addison, Texas 75001

                         Attention:  James R. Stevens

                         Telephone:  972-836-0100
                         Facsimile:  972-836-0162

With a copy (which shall not constitute notice) to:

                         Scheef and Stone, LLP
                         5956 Sherry Lane, Suite 1400
                         Dallas, Texas 75225

                         Attention:  William Stone, Esq.

                         Telephone:  214-706-4210
                         Facsimile:  214-706-4242

Until The Frost National Bank has been paid in full, to:

                         The Frost National Bank
                         4200 S. Hulen
                         Fort Worth, TX 76109

                         Attention:  Jennifer A. Crabtree

                         Telephone:  817-420-5628
                         Facsimile:  817-420-5610

Buyer:

                        EXFO Gnubi Products Group Inc.
                        465 Godin Avenue
                        Vanier, Quebec
                        G1M 3G7 Canada

                        Attention:  President

                        Telephone:  418-683-0211
                        Facsimile:  418-683-2170

With a copy (which shall not constitute notice) to:

                         Haynes and Boone, LLP
                         2505 N. Plano Road, Suite 4000
                         Richardson, Texas 75082

                         Attention:  Robert R. Kibby

                         Telephone:  972-680-7550
                         Facsimile:  972-680-7551

With a copy to Buyer Parent:

                        EXFO Electro Optical Engineering Inc.
                        465 Godin Avenue
                        Vanier, Quebec
                        G1M 3G7 Canada

                        Attention:   President

                        Telephone:  418-683-0211
                        Facsimile:  418-683-2170

With a copy (which shall not constitute notice) to:

                         Haynes and Boone, LLP
                         2505 N. Plano Road, Suite 4000
                         Richardson, Texas 75082

                         Attention:  Robert R. Kibby

                         Telephone:  972-680-7550
                         Facsimile:  972-680-7551

If to JRS or Voting Trust:

                        James R. Stevens
                        6511 Cliffbrook
                        Dallas, Texas 75254

If to DE:

                        Daniel J. Ernst
                        4275 Kellway Circle, Suite 122
                        Addison, Texas 75001

Or such other address as may be designated in writing hereafter, in the same manner, by such Person.

         12.3     AMENDMENTS; WAIVERS

         No provision of the Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by each party to the Agreement, or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of the Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. The rights and remedies of the parties to this Agreement are cumulative and not alternative.

         12.4     HEADINGS

         The headings herein are for convenience only, do not constitute a part of the Agreement and shall not be deemed to limit or affect any of the provisions hereof.

         12.5     SUCCESSORS AND ASSIGNS

         The Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. No Selling Party may assign the Agreement or any rights or obligations hereunder without the prior written consent of Buyer and Buyer Parent. Neither Buyer nor Buyer Parent may assign the Agreement or any of the rights or obligations hereunder without the prior written consent of Selling Parties.

         12.6     NO THIRD PARTY BENEFICIARIES

         The Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

         12.7     GOVERNING LAW; CONSENT TO JURISDICTION

         The Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas without regard to the principles of conflicts of law thereof. Each party hereby irrevocably consents to the jurisdiction of the courts located in the State of Texas, to adjudicate any dispute arising pursuant to the Agreement or the transactions contemplated hereby, and waives any objections thereto.

         Any Proceeding arising out of or relating to the Agreement or any Contemplated Transaction may be brought in the courts of the State of Texas, County of Dallas; and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to the Agreement or any Contemplated Transaction in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.

         12.8     EXECUTION

         The Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

         12.9     SEVERABILITY

         In case any one or more of the provisions of the Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of the Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in the Agreement.

         12.10    INTERPRETATION

         The section headings in the Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof. All currency amounts herein are expressed in United States dollars.

         12.11    EXPENSES

         Except as otherwise provided in the Agreement, each party to the Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of the Agreement and the Contemplated Transactions, including all fees and expense of its Representatives. If the Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of the Agreement by another party.

         12.12    SPECIFIC PERFORMANCE

         Each party hereto acknowledges and agrees that the other parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by a party hereto could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party hereto may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

         12.13    TIME OF THE ESSENCE

         With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.



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



         IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

                                       SELLER:

                                       GNUBI COMMUNICATIONS, L.P.
                                       By:  GENERAL PARTNER, LLC


                                       By:  /s/ James R. Stevens
                                           ------------------------------------
                                       Name:    James R. Stevens
                                       Title:   President and CEO


                                       GENERAL PARTNER:

                                       GNUBI COMMUNICATIONS GENERAL PARTNER, LLC


                                       By:  /s/ James R. Stevens
                                           ------------------------------------
                                       Name:
                                       Title:


                                       LIMITED PARTNER:

                                       GNUBI COMMUNICATIONS LIMITED PARTNER, LLC


                                       By:  /s/ Darrell K. Lane
                                           ------------------------------------
                                       Name:    Darrell K. Lane
                                       Title:   Manager

                                       SELLER PARENT:

                                       GNUBI COMMUNICATIONS, INC.


                                       By:  /s/ James R. Stevens
                                           ------------------------------------
                                       Name:
                                       Title:

                                       FOUNDERS:


                                       /s/ James R. Stevens
                                       ----------------------------------------
                                       James Ray Stevens

                                       /s/ Daniel Ernst
                                       ----------------------------------------
                                       Daniel J. Ernst

                                       VOTING TRUST


                                       By:  /s/ James R. Stevens
                                           ------------------------------------
                                       Name:    James R. Stevens
                                       Title:   Trustee


                                       BUYER:

                                       EXFO GNUBI PRODUCTS GROUP INC.

                                       By:  /s/ Germain Lamonde
                                           ------------------------------------
                                       Name:    Germain Lamonde
                                       Title:   Chairman of the Board


                                       BUYER PARENT:

                                       EXFO ELECTRO OPTICAL
                                       ENGINEERING INC.

                                       By:  /s/ Germain Lamonde
                                           ------------------------------------
                                       Name:    Germain Lamonde
                                       Title:   President and CEO